Exhibit 4.1

EXECUTION

NATIONAL CINEMEDIA, LLC
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION
AS TRUSTEE
5.875% SENIOR SECURED NOTES DUE 2028
INDENTURE
DATED AS OF OCTOBER 8, 2019

i

Section 9.04	Notation on or Exchange of Securities	61
Section 9.05	Trustee To Sign Amendments	61
Article X GUARANTEES		62
Section 10.01	Subsidiary Guarantees	62
Section 10.02	Execution and Delivery of Subsidiary Guarantees	63
Section 10.03	Limitation on Liability; Termination, Release and Discharge.	64
Section 10.04	Right of Contribution	65
Section 10.05	No Subrogation	65
Article XI SECURITY		65
Section 11.01	Security Documents	65
Section 11.02	Collateral Agent	66
Section 11.03	Authorization of Actions to Be Taken	67
Section 11.04	Release of Collateral	67
Section 11.05	Powers Exercisable by Receiver or Trustee	68
Section 11.06	No Fiduciary Duties; Collateral	69
Section 11.07	Purchaser Protected	69
Section 11.08	Intercreditor Agreement Controls	69
Article XII MISCELLANEOUS		70
Section 12.01	Trust Indenture Act Controls	70
Section 12.02	Notices	70
Section 12.03	Communication by Holders with Other Holders	71
Section 12.04	Certificate and Opinion as to Conditions	71
Section 12.05	Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:	71
Section 12.05	Statements Required in Certificate or Opinions	71
Section 12.06	When Securities Disregarded	72
Section 12.07	Rules by Trustee, Paying Agent and Registrar	72
Section 12.08	Legal Holidays	72
Section 12.09	Governing Law and Waiver of Jury Trial	72
Section 12.10	No Recourse Against Others	72
Section 12.11	Successors	73
Section 12.12	Separability Clause	73
Section 12.13	Reliance on Financial Data	73
Section 12.14	Multiple Originals	73
Section 12.15	Table of Contents; Headings	73
Section 12.16	USA Patriot Act	73
Section 12.17	Force Majeure	73

Exhibit A	Provisions Relating to Initial Securities
Appendix I to Exhibit A	Form of Initial Security
Exhibit B	Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit C	Form of Supplemental Indenture to Add Guarantors
Exhibit D	Form of Security Agreement
Exhibit E	Form of Senior Lien Intercreditor Agreement

INDENTURE dated as of October 8, 2019, between NATIONAL CINEMEDIA, LLC, a Delaware limited liability company (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). Certain capitalized terms used herein have the respective meanings set forth in Article I.
For and in consideration of the premises and the purchase of the Securities by the Holders thereof, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of (i) the Company’s 5.875% Senior Secured Notes due 2028, issued on the date hereof (the “Initial Securities”), and (ii) if and when issued, an unlimited principal amount of additional 5.875% Senior Secured Notes due 2028 that may be offered from time to time in one or more series subsequent to the Issue Date as provided for in this Indenture (the “Additional Securities” and together with the Initial Securities, the “Securities”):
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01    Definitions.
“ABL Priority Collateral” means the portion of the Collateral consisting of any and all of the following: (a) all accounts; (b) to the extent evidencing, governing, securing or otherwise related to ABL Priority Collateral, all (i) general intangibles, (ii) chattel paper, (iii) instruments and (iv) documents; (c) all payment intangibles (including corporate tax refunds), other than any payment intangibles that represent tax refunds in respect of real property, fixtures or equipment; (d) all cash and Cash Equivalents; (e) all collection accounts, deposit accounts, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than separately identified cash proceeds of Collateral) and securities entitlements and other rights with respect thereto; (f) to the extent relating to any ABL Priority Collateral, all supporting obligations and letter of credit rights; (g) all books and records relating to ABL Priority Collateral; and (h) all products and proceeds of ABL Priority Collateral in whatever form received.
“Additional First Priority Lien Obligations” means any Notes Obligations and any other First Priority Lien Obligations, in each case, that are incurred after the Issue Date and secured by the Shared Collateral on a first priority basis pursuant to the Security Documents.
“Adjusted Consolidated EBITDA” means, as to the Company and its Subsidiaries for a particular period, the sum of:
(1) Consolidated EBITDA of the Company and its Subsidiaries for such period; plus
(2) amounts received by the Company during such period pursuant to agreements with any of the ESA Parties granting the Company exclusive rights to access and use certain theaters acquired by the ESA Parties for services pursuant to the ESAs to the extent such amounts are not otherwise included in determining Consolidated EBITDA of the Company and its Subsidiaries under clause (1) of this definition for such period; plus
(3) the aggregate amount of cash payments received by the Company during such period pursuant to Section 4(b) of the Common Unit Adjustment Agreement (as in effect on the Issue Date) to the extent such amounts are not otherwise included in determining Consolidated EBITDA of the Company and its Subsidiaries under clause (1) of this definition for such period.

“Affiliate” means, with respect to any specified Person: (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or (2) any other Person that owns, directly or indirectly, 10% or more of such Person’s Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Applicable Premium” means, with respect to any Securities on any redemption date, the greater of:
(1) 1.0% of the principal amount of the Security; or
(2) the excess, if any, of
(a)    the present value at such redemption date of (i) the redemption price of the Security at April 15, 2023 (such redemption price being set forth in paragraph 5(c) of the Securities set forth in Appendix I to Exhibit A), plus (ii) all required interest payments due on such Security through April 15, 2023 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b)    the principal amount of such Security.
“Applicable Tax Rate” means (1) 40% or (2) if, at the time of the relevant distribution described in clause (iv) of Section 4.06(b), the highest combined federal, state and local marginal rate applicable to corporate taxpayers residing in New York City, New York, taking into account the deductibility of state and local income taxes for U.S. Federal income tax purposes shall exceed 40%, such higher rate.
“Asset Sale” means:
(1) the sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of any assets; provided that any such disposition of all or substantially all of the assets of the Company or any disposition that constitutes a Change of Control pursuant to this Indenture shall not constitute an Asset Sale and shall be governed by the provisions described under Section 4.12 and/or Section 5.01, and not by the provisions described under Section 4.10; and
(2) the issuance or sale of Capital Stock of any of the Company’s Subsidiaries; provided, however, that the following shall not be deemed to be Asset Sales:
(a)    the disposition of obsolete or worn out assets (including the abandonment of intellectual property) in the ordinary course of business or other assets not practically usable in the business of the Company or its Subsidiaries;
(b)    the sale or other disposition of inventory (including advertising, lobby promotions, CineMeetings, sponsorships and digital programming inventory) in the ordinary course of business;

(c)    dispositions by the Company of assets (but not all or substantially all of its assets) to any Guarantor;
(d)    the sale or issuance of any Subsidiary’s Capital Stock to the Company or any Guarantor;
(e)    dispositions (other than leases) of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;
(f)    dispositions of cash and Cash Equivalents not otherwise prohibited under this Indenture;
(g)    a Restricted Payment that is permitted under Section 4.06 or an Investment otherwise permitted by this Indenture;
(h)    dispositions by the Company of Holdings Common Stock in connection with the redemption of the Company’s common membership units by any member of the Company (other than Holdings) in accordance with Article 9 of the Company LLC Operating Agreement (as in effect on the Issue Date);
(i)    leases, subleases and concessions of interest in real, personal and mixed property (and dispositions of such leases, subleases and concessions) in the ordinary course of business;
(j)    licenses (and dispositions or cancellations of such licenses) of intellectual property rights by the Company or any of its Subsidiaries, as licensor, in the ordinary course of business;
(k)    dispositions of receivables that are compromised or settled for less than the full amount thereof, discounted or extended, in each case in the ordinary course of business;
(l)    dispositions of equipment to a network affiliate in the ordinary course of business in connection with the sale or distribution of advertising;
(m)    the disposition of other assets having a book value not to exceed $15.0 million in the aggregate for any fiscal year of the Company;
(n)    dispositions constituting the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or rights relating thereto that the Company determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Holders;
(o)    any other disposition of assets (including equity interests); provided that (i) if the total Fair Market Value of the assets subject to such disposition or series of related dispositions is in excess of $5.0 million, it shall be for a Fair Market Value, (ii) at least 75% of the total consideration for any such disposition is in the form of cash or Cash Equivalents and (iii) no Default or Event of Default then exists or would result from such disposition (except if such disposition is made pursuant to an agreement entered into at a time when no Default or Event of default exists); and

(p)    any swap of assets in exchange for services or other assets of comparable or greater value or usefulness to the business of the Company and its Subsidiaries as a whole, as determined in good faith by the management of the Company.
“Authorized Representative” means (i) in the case of any Credit Facilities Obligations or the Credit Facilities Secured Parties, the administrative agent and/or collateral agent under the Credit Agreement, (ii) in the case of the Notes Obligations or the Holders, the Trustee and (iii) in the case of any other Series of Additional First Priority Lien Obligations or Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement or Senior Lien Intercreditor Agreement, the Authorized Representative named for such Series in the applicable joinder agreement.
“Available Cash” means, for a particular period:
(1) the Company’s earnings before interest, taxes, depreciation and amortization (as determined in accordance with GAAP); plus
(2) non-cash items of deduction or loss (other than items related to barter transactions) subtracted in determining the Company’s earnings under clause (1); plus
(3) interest income received by the Company to the extent such income is not otherwise included in determining the Company’s earnings under clause (1); plus
(4) amounts received by the Company pursuant to agreements with any of the ESA Parties granting the Company exclusive rights to access and use certain theaters acquired by the ESA Parties for services pursuant to the ESAs to the extent such amounts are not otherwise included in determining the Company’s earnings under clause (1); plus
(5) amounts received by the Company pursuant to the Common Unit Adjustment Agreement to the extent such amounts are not otherwise included in determining the Company’s earnings under clause (1); plus
(6) amounts received by the Company pursuant to Section 3.5(c) of the Company LLC Operating Agreement (as in effect on the IPO Date) to the extent such amounts are not otherwise included in determining the Company’s earnings under clause (1); plus
(7) net proceeds (after expenses attributable to the sale) from the sale of Company assets to the extent such proceeds are not otherwise included in determining the Company’s earnings under clause (1); plus
(8) for the second quarterly period of each fiscal year of the Company, the amount of any Distribution Increase (as hereinafter defined) attributable to the Distribution Year (as hereinafter defined); plus
(9) for the fourth quarterly period of each fiscal year of the Company, any amounts that the Company was not permitted to distribute to its members for each of the immediately preceding three quarterly fiscal periods of such fiscal year as a result of the application of the Available Cash Restricted Payment Provision (to the extent such amounts are not restricted under the Available Cash Restricted Payment Provision as of the last day of such fourth quarterly fiscal period); less
(10) non-cash items of income or gain (other than items related to barter transactions) added in determining the Company’s earnings under clause (1); less

(11) amounts paid by the Company pursuant to the ESAs, the Management Agreement or other similar agreements to the extent such amounts are not otherwise deducted in determining the Company’s earnings under clause (1); less
(12) amounts paid by the Company pursuant to the Common Unit Adjustment Agreement to the extent such amounts are not otherwise deducted in determining the Company’s earnings under clause (1); less
(13) taxes paid by the Company; less
(14) (x) capital expenditures made by the Company, minus (y) any Agreed Increase in Available Cash (as hereinafter defined) in such period relating to a Specified Capital Expenditure (as hereinafter defined), plus (z) any Agreed Decrease in Available Cash (as hereinafter defined) in such period relating to a Specified Capital Expenditure; provided that the aggregate amount of all Agreed Decreases in Available Cash relating to any Specified Capital Expenditure for all fiscal quarters must equal the Agreed Increase in Available Cash relating to such Specified Capital Expenditure prior to the Stated Maturity of the Securities; less
(15) for the second quarterly period of each fiscal year of the Company, the amount of any Distribution Decrease (as hereinafter defined) attributable to the Distribution Year; less
(16) interest paid by the Company on Specified Funded Indebtedness (as hereinafter defined); less
(17) mandatory principal payments made by the Company on Specified Funded Indebtedness to the extent such principal payments are made from funds other than funds that were restricted pursuant to the Available Cash Restricted Payment Provision; less
(18) amounts (other than interest and principal payments) paid by the Company with respect to Specified Funded Indebtedness to the extent such amounts are not otherwise deducted in determining the Company’s earnings under clause (1);
provided, however, that (A) amounts borrowed under, and optional principal payments made on, revolving credit loans under any Credit Facility shall not be taken into account in determining Available Cash; (B) amounts received or paid by the Company pursuant to the terms of the Tax Receivable Agreement shall not be taken into account in determining Available Cash; (C) for the quarterly period that includes the Issue Date, Available Cash shall be determined beginning on the day following the Issue Date through the last day of such quarterly fiscal period; and (D) proceeds of or any payments made with or out of the proceeds of the Securities or any Credit Facilities or any Indebtedness incurred pursuant to Section 4.05(a) or clause (17) of the definition of “Permitted Indebtedness” shall not be taken in account in determining Available Cash. For purposes of this definition of “Available Cash” only, “Specified Funded Indebtedness” means the sum of (x) Indebtedness of the Company pursuant to any Credit Facility, plus (y) the Securities, plus (z) additional Indebtedness, or any refinancing thereof, of the Company as permitted under the terms of this Indenture.
For purposes of clause (14) of this definition of Available Cash: (A) the term “Agreed Increase in Available Cash” means, with respect to any Specified Capital Expenditure, the amount of the increase in Available Cash in the fiscal quarter in which such Capital Expenditure is made that was agreed to among the Company and the members of the Company, such amount not to exceed the amount of such Specified Capital Expenditure; (B) the term “Specified Capital Expenditure” means any Capital

Expenditure with respect to which (and to the extent that) the Company has agreed with the members of the Company to an Agreed Increase in Available Cash in the fiscal quarter in which such Capital Expenditure is made and to one or more Agreed Decreases in Available Cash in one or more fiscal quarters prior to the Stated Maturity of the Securities; and (C) the term “Agreed Decrease in Available Cash” means, with respect to any Specified Capital Expenditure, the amount of the decrease in Available Cash in any quarter that was agreed to among the Company and the members of the Company; provided that the aggregate amount of all such Agreed Decreases in Available Cash for any Specified Capital Expenditure shall not exceed the amount of such Specified Capital Expenditure.
The Company shall determine Available Cash (i) for each quarterly fiscal period of the Company, and (ii) for each fiscal year of the Company (the “Distribution Year”). To the extent Available Cash for the Distribution Year is greater than the total amount of Restricted Payments and Investments made pursuant to clause (v) of Section 4.06(b) and clause (7) of the definition of “Permitted Investments”, respectively, with respect to the four quarterly fiscal periods in such Distribution Year (the “Distribution Increase”), the Distribution Increase shall be added to Available Cash for the second quarterly period in the fiscal year following the Distribution Year. To the extent Available Cash for the Distribution Year is less than the total amount of Restricted Payments and Investments made pursuant to clause (v) of Section 4.06(b) and clause (7) of Permitted Investments, respectively, with respect to the four quarterly fiscal periods in such Distribution Year (the “Distribution Decrease”), the Distribution Decrease shall be subtracted from Available Cash for the second quarterly period in the fiscal year following the Distribution Year.
“Bankruptcy Law” means the bankruptcy laws of the United States and the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.
“Bankruptcy Order” means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, winding up, dissolution or reorganization, or appointing a Custodian of a debtor or of all or any substantial part of a debtor’s property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.
“Board of Directors” means:
(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2) with respect to a limited partnership, the board of directors of the general partner of the partnership;
(3) with respect to a limited liability company, the Person or Persons who are the managing member, members or managers of any controlling committee or managing members or managers thereof; and
(4) with respect to any other Person, the board or committee of such Person serving a similar function;
provided, that except as otherwise indicated herein, references to “Board of Directors” shall refer to the Board of Directors of Holdings, for so long as Holdings is the manager of the Company under the Company LLC Operating Agreement.

“Board Resolution” means a copy of a resolution, certified by the Secretary of Holdings to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Business Day” means any day other than a Saturday or Sunday or other day on which banks in New York, New York, Denver, Colorado, or the city in which the Corporate Trust Office is located, or, if no Security is outstanding, the city in which the principal corporate trust office of the Trustee is located, are authorized or required to be closed.
“Capital Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, provided that obligations that are recharacterized as capital leases due to a change in GAAP after the Issue Date shall not be treated as capital leases for any purpose under this Indenture, but instead shall be accounted for as if they were operating leases for all purposes under this Indenture.
“Capital Stock” means:
(1) in the case of a corporation, corporate stock;
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3) in the case of a partnership or limited liability company, partnership interests or units (whether general or limited) or membership interests or units (whether general or limited); and
(4) any other interests or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or political subdivision thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;
(2) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any lender under the Credit Agreement or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500.0 million;
(3) commercial paper of an issuer rated at least P‑2 by Moody’s or A‑2 by S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(4) repurchase obligations of any lender under the Credit Agreement or of any commercial bank satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government;
(5) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Moody’s or A by S&P;
(6) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any lender under the Credit Agreement or any commercial bank satisfying the requirements of clause (2) of this definition; and
(7) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition.
“Change of Control” means the occurrence of, after the date of this Indenture, any of the following events:
(1) (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding any Founding Member or Holdings, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then issued and outstanding common membership units of the Company and (b) at such time (i) the voting requirements under Section 5.2 of Holding’s Amended and Restated Certificate of Incorporation (applying the ownership threshold for the Founding Member set forth in such Section in effect on the Issue Date) is not applicable and (ii) no Founding Member is entitled to participate in giving Founding Member Approval (as such term is defined in the Company LLC Operating Agreement on the Issue Date) pursuant to Section 4.3 of the Company LLC Operating Agreement (as such Section is in effect on the Issue Date); or
(2) (a) any Person, other than a Founding Member, acquires the right to (i) elect, or (ii) nominate for election or (iii) designate for nomination pursuant to the Designation Agreement, a majority of the members of the board of directors of Holdings and (b) at such time (i) the voting requirements under Section 5.2 of the Holding’s Amended and Restated Certificate of Incorporation (applying the ownership threshold for the Founding Member set forth in such Section in effect on the Issue Date) is not applicable and (ii) no Founding Member is entitled to participate in giving Founding Member Approval (as such term is defined in the Company LLC Operating Agreement on the Issue Date) pursuant to Section 4.3 of the Company LLC Operating Agreement (as such Section is in effect on the Issue Date); or
(3) (a) Holdings shall cease to be the manager of the Company and (b) at such time (i) the voting requirements under Section 5.2 of the Holding’s Amended and Restated Certificate of Incorporation (applying the ownership threshold for the Founding Member set forth in such Section in effect on the Issue Date) is not applicable and (ii) no Founding Member is entitled to participate in giving Founding Member Approval (as such term is defined in the Company LLC Operating Agreement on the Issue Date) pursuant to Section 4.3 of the Company LLC Operating Agreement (as such Section is in effect on the Issue Date).
For purposes of this definition of Change of Control only, the term “Founding Member” shall mean (a) each of American Multi-Cinema, Inc., a Missouri corporation, Cinemark Media, Inc., a

Delaware corporation, and Regal CineMedia Holdings, LLC, a Delaware limited liability company, and (b) each Permitted Transferee (as such term is defined in the Company LLC Operating Agreement on the Issue Date) that constitutes a Founding Member Affiliate.
“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.
“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Security Documents, together with its successors and permitted assigns in such capacity under the applicable Intercreditor Agreement.
“Company” means the Person named as the “Company” in the first paragraph of this Indenture, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.
“Company LLC Operating Agreement” means the Third Amended and Restated Limited Liability Company Operating Agreement of the Company, as the same may be amended, supplemented or otherwise modified from time to time.
“Consolidated EBITDA” of the Company for any period, means Consolidated Net Income of the Company and its Subsidiaries for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:
(1) expenses for taxes based on income or capital (including franchise and similar taxes),
(2) Consolidated Interest Expense,
(3) depreciation and amortization expense,
(4) amortization of intangibles (including, but not limited to, goodwill) and organization costs,
(5) any extraordinary, unusual or non-recurring charges, expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business),
(6) severance plan costs or expense, and
(7) any other non-cash charges, expenses or losses of the Company and its Subsidiaries, including without limitation, (i) non-cash compensation expenses arising from the issuance by Holdings, the Company or the applicable Subsidiary of equity, options to purchase equity, stock or equity appreciation rights or similar rights to the employees of Holdings, the Company and Subsidiaries of the Company and (ii) non-cash charges related to changes in the exposure of the Company and its Subsidiaries under Currency Hedging Obligations and Interest Rate Protection Agreements, and minus, to the extent included in determining such Consolidated Net Income for such period, the sum of:
(a)    interest income (except to the extent deducted in determining such Consolidated Net Income),

(b)    any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business),
(c)    any other non-cash income, and
(d)    any cash payments made during such period in respect of items described in clause (6) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.
For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Senior Secured Leverage Ratio and the Total Leverage Ratio, (i) if at any time during such Reference Period, or after the end of such Reference Period and on or prior to the date on which such determination is being made, the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period, or after the end of such Reference Period and on or prior to the date on which such determination is being made, the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (taking into account any Pro Forma Cost Savings) as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of a majority of the Capital Stock of another Person, which Capital Stock has the ordinary voting power for the election of the board of directors (or equivalent governing body) of such other Person, or of all or substantially all of the assets of another Person or constituting a business or division of another Person, that involves the payment of consideration by the Company and its Subsidiaries in excess of an amount equal to 10% of Consolidated EBITDA of the Company and its Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the closing date of such acquisition with respect to which financial statements have been prepared by the Company. “Material Disposition” means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of property or series of related dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of an amount equal to 10% of Consolidated EBITDA of the Company and its Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such disposition with respect to which financial statements have been prepared by the Company.
“Consolidated Interest Expense” of any Person means, without duplication, for any period, as applied to any Person: (1) the sum of (a) the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation: (i) amortization of debt discount; (ii) the net cost under Interest Rate Protection Agreements (including amortization of discounts); (iii) the interest portion of any deferred payment obligation; and (iv) accrued interest; plus (b) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus (2) the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

“Consolidated Net Income” of any Person for any period means the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Company and its consolidated Subsidiaries for any period, there shall be excluded (1) except as set forth in the second paragraph of the definition of “Consolidated EBITDA,” the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (2) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (3) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary.
“Consolidated Total Assets” means the consolidated total assets of the Company and its Subsidiaries, as shown on the most recent balance sheet of the Company and its Subsidiaries.
“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this Indenture is located at the address of the Trustee specified in Section 12.02, Attention: Corporate Trust Services. With respect to registration for transfer or exchange, presentation at maturity or for redemptions, such office shall also mean the office or agency of the Trustee located at the date hereof at Corporate Trust Operations, MAC N9300-070, 600 South Fourth Street, Minneapolis, MN 55415 or such other address as to which the Trustee may give notice to the Holders and the Company.
“Credit Agreement” means that certain Credit Agreement, dated June 20, 2018, among the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, other agents and arrangers party thereto, and certain banks, financial institutions and other entities identified therein as Lenders, any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.
“Credit Facilities” means one or more (1) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, including, without limitation, the Credit Agreement, (2) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) including, without limitation, the indentures for the Existing Notes, or (3) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
“Credit Facilities Obligations” means Obligations in respect of the Credit Facilities, including, for the avoidance of doubt, Obligations in respect of Guarantees thereof and Hedging Obligations subject to guarantee and security agreements entered into in connection with the Credit Facilities.
“Credit Facilities Secured Parties” means the “Secured Parties” (or similar term) as defined in any Credit Facilities agreement.

“Currency Hedging Obligations” means the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.
“Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrate or similar official under any Bankruptcy Law or any other person with like powers.
“Default” means any event which is, or after notice or the passage of time or both, would be, an Event of Default.
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Subsidiaries in an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an Officer’s Certificate setting forth the basis of such valuation, executed by a financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.
“Designation Agreement” means the Director Designation Agreement dated as of February 13, 2007 among Holdings, American Multi-Cinema, Inc., a Missouri corporation, Cinemark Media, Inc., a Delaware corporation, and Regal CineMedia Holdings, LLC, a Delaware limited liability company, as the same may be amended, supplemented or otherwise modified from time to time.
“DTC” means The Depository Trust Company, a New York corporation, and its successors.
“Equity Offering” means a public or private sale for cash by the Company or of a direct or indirect parent of the Company (the proceeds of which have been contributed to the Company) of Capital Stock (other than Redeemable Capital Stock), or options, warrants or rights with respect to such Person’s Capital Stock (other than Redeemable Capital Stock), other than public offerings with respect to such Person’s Capital Stock (other than Redeemable Capital Stock), or options, warrants or rights, registered on Form S-4 or S-8.
“ESA Parties” means the collective reference to American Multi-Cinema, Inc., a Missouri corporation, Cinemark USA, Inc., a Texas corporation, and Regal Cinemas, Inc., a Tennessee corporation.
“ESAs” means the collective reference to (1) the Exhibitor Services Agreement between the Company and American Multi-Cinema, Inc., a Missouri corporation, dated as of February 13, 2007, (2) the Exhibitor Services Agreement between the Company and Cinemark USA, Inc., a Texas corporation, dated as of February 13, 2007, and (3) the Exhibitor Services Agreement between the Company and Regal Cinemas, Inc., a Tennessee corporation, dated as of February 13, 2007, in each case as amended, supplemented or modified from time to time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Notes” means the $400,000,000 aggregate principal amount of the Company’s 6.000% Senior Secured Notes due 2022 and the $230,000,000 aggregate principal amount of the Company’s 5.750% Senior Notes due 2026 outstanding on the Issue Date.
“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“First Lien Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 27, 2012, as amended by that certain Representative Supplement No. 1, dated as of June 20, 2018, and that certain Representative Supplement No. 2, dated as of the Issue Date, among the Company, the other grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as collateral agent for the First Lien Secured Parties and as Authorized Representative for the Credit Facilities Secured Parties, the Trustee, as the Authorized Representative of the Holders, and each additional Authorized Representative from time to time party thereto, or to otherwise be executed pursuant to Section 11.02 hereof, as the same may be amended, amended and restated, modified, renewed or replaced from time to time.
“First Lien Secured Parties” means (a) the “Secured Parties” (or similar term), as defined in the Credit Agreement, (b) the holders of Securities, and (c) any other holders of any Series of Additional First Priority Lien Obligations.
“First Priority Lien Obligations” means (i) the Obligations in respect of the Securities, including for the avoidance of doubt, Obligations in respect of any Guarantees thereof, (ii) the Credit Facilities Obligations and (iii) any other Obligations with respect to which any collateral agent for the holders of any First Priority Lien Obligations has become party to the First Lien Intercreditor Agreement (in accordance with the procedures set forth therein) or the Senior Lien Intercreditor Agreement on behalf of the holders of such Obligations to the extent the Liens securing such Obligations are permitted under clause (1) or, solely in the case of refinancing Indebtedness in respect of the Securities, clause (19) of the definition of “Permitted Liens”.
“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.
“Founding Members” means the collective reference to American Multi-Cinema, Inc., a Missouri corporation, Cinemark Media, Inc., a Delaware corporation, and Regal CineMedia Holdings, LLC, a Delaware limited liability company.
“Founding Member Affiliate” means each Founding Member Parent and any Person that, directly or indirectly, is controlled by a Founding Member Parent. For purposes of this definition only, “control” of a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Founding Member Parent” means each of (a) Dalian Wanda Group Co., Ltd or its successor or any Person that wholly owns Dalian Wanda Group Co., Ltd, directly or indirectly, in the future, in the case of American Multi-Cinema, Inc., (b) Cinemark Holdings, Inc. or its successor or any Person that wholly owns Cinemark Holdings, Inc., directly or indirectly, in the future, in the case of Cinemark Media, Inc., and (c) Cineworld Group plc or its successor or any Person that wholly owns Cineworld Group plc, directly or indirectly, in the future, in the case of Regal CineMedia Holdings, LLC.
“GAAP” means generally accepted accounting principles in the United States as in effect on the Issue Date, consistently applied.
“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any Permitted Acquisition or Asset Sale permitted under this Indenture (other than such obligations with respect to Indebtedness). The term “Guarantee” used as a verb has a corresponding meaning.
“Guaranteed Indebtedness” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.
“Guarantor” means each future Subsidiary of the Company, if any, that provides a Subsidiary Guarantee in accordance with this Indenture; provided that upon the release or discharge of such Subsidiary from its Subsidiary Guarantee in accordance with this Indenture, such Subsidiary shall cease to be a Guarantor.
“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Subsidiary Guarantee pursuant to a written agreement.
“Hedging Obligation” of any Person means any Currency Hedging Obligation entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations and any obligations of such Person pursuant to any Permitted Interest Rate Protection Agreement.
“Holder” means the Person in whose name a Security is registered on the Security register described in Section 2.04 as the registered holder of any Security.
“Holdings” means National CineMedia, Inc., a Delaware corporation.
“Holdings Common Stock” means the common stock, par value $0.01 per share, of Holdings.
“Holdings Common Stock Outstanding” shall mean, as of any date of determination, (a) all shares of Holdings Common Stock actually outstanding on such date, (b) all shares of Holdings Common Stock issuable upon conversion or exchange of the common membership units of the Company outstanding on such date, and (c) all shares of Holdings Common Stock issuable upon exercise or conversion of all other options, warrants, evidences of indebtedness, shares (other than the Holdings Common Stock) or other securities outstanding on such date that are convertible or exchangeable for Holdings Common Stock.

“Holdings Total Capitalization” means, as of any date of determination, the sum of:
(1) an amount equal to (a) the number of shares of Holdings Common Stock Outstanding on such date, multiplied by (b) the average of the closing prices of the Holdings Common Stock on the Nasdaq Global Select Market (or, if the Holdings Common Stock is not listed on the Nasdaq Global Select Market on the date of determination, the average of the closing prices on the principal market on which the Holding Common Stock is listed or quoted as of the date of determination) over the 30 day period ending three (3) trading days prior to such date; plus
(2) an amount equal to (a) the aggregate principal amount of all Indebtedness of Holdings and its Subsidiaries and the Company of the type described in clauses (1), (3), (4) and (10) of the definition of “Indebtedness” at such date, less (b) cash and Cash Equivalents of the Company and its Subsidiaries at such date, in each case determined on a consolidated basis in accordance with GAAP; plus
(3) an amount equal to aggregate book value of all outstanding shares of non-convertible preferred stock of Holdings (if any).
“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 4.05, amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at stated maturity.
“Indebtedness” means, with respect to any Person, without duplication:
(1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables, deferred compensation arrangements for employees, directors and officers and other accrued obligations Incurred in the ordinary course of business;
(2) all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;
(3) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;
(4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

(5) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person on or prior to the Stated Maturity of the Securities (other than for consideration consisting of common membership units of the Company or Holdings Common Stock or cash consideration of, or funded (directly or indirectly) by, Holdings);
(6) all indebtedness referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;
(7) all Guaranteed Indebtedness of such Person;
(8) all obligations under Interest Rate Protection Agreements of such Person;
(9) all Currency Hedging Obligations of such Person;
(10) all Capital Lease Obligations of such Person; and
(11) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (10) above.
Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) purchase price adjustments, earnouts, holdbacks or deferred payments of a similar nature (including deferred compensation representing consideration or other contingent obligations incurred in connection with an acquisition), except in each case to the extent that such amount payable is, or becomes, due and payable; (ii) obligations in respect of non-competes and similar agreements and (iii) licenses and operating leases. The amount of Indebtedness of any Person for purposes of clause (6) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indenture” means this instrument as originally executed (including all exhibits and schedules hereto) and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.
“Intercreditor Agreement” means, as the context so requires, the First Lien Intercreditor Agreement or the Senior Lien Intercreditor Agreement.
“Interest Rate Protection Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.
“Investment” means, with respect to the Company or any of its Subsidiaries, any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase of any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or any other investment in, any other Person and the designation of any Subsidiary as an Unrestricted Subsidiary. The amount of any Investment shall be the Fair Market Value on the date of the

Investment, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution.
“IPO Date” means February 13, 2007.
“Issue Date” means October 8, 2019.
“Lien” means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, hypothecation, assignment for security, deposit arrangement or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.
“Management Agreement” means the Management Services Agreement between Holdings and the Company dated February 13, 2007, as the same may be amended, supplemented or modified from time to time.
“Material Permitted Acquisition” means any Permitted Acquisition the consideration for which exceeds, on the closing date of the Permitted Acquisition, 10% of the Holdings Total Capitalization on such date.
“Maturity” means, with respect to any Security, the date on which the principal of such Security becomes due and payable as provided in such Security or this Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.
“Moody’s” means Moody’s Investor Service, Inc. or any successor to the rating agency business thereof.
“Net Cash Proceeds” means:
(1) with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements) ; and
(2) with respect to any Asset Sale, the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of such Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when such proceeds are received), net of attorneys’ fees, other consultants’ fees, accountants’ fees, investment banking or brokerage fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted under this Indenture on any asset which is the subject of such Asset Sale and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable by the Company, any member thereof or otherwise as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of reserve amounts established by the Company or any Subsidiary for liabilities reasonably anticipated in connection with such Asset Sale so long as such reserve amounts are comprised of segregated cash or Cash Equivalents and shall constitute Net Cash Proceeds to the extent such reserve amounts are no longer required to be maintained.
“Net Senior Indebtedness” means, as of any date of determination (1) the aggregate amount of Senior Indebtedness of the Company and its Subsidiaries as of such date less (2) cash and Cash Equivalents of the Company and its Subsidiaries as of such date (in an amount not to exceed $100.0 million and, for the avoidance of doubt, in the event that this calculation is being made for purposes of incurrence of Indebtedness under Section 4.05, determined after the application of proceeds therefrom), in each case determined on a consolidated basis in accordance with GAAP.
“Net Senior Secured Indebtedness” means, as of any date of determination, (1) the aggregate amount of Senior Indebtedness secured by a Lien on the assets of the Company and its Subsidiaries as of such date less (2) cash and Cash Equivalents of the Company and its Subsidiaries as of such date (in an amount not to exceed $100.0 million and, for the avoidance of doubt, in the event that this calculation is being made for purposes of incurrence of Indebtedness under Section 4.05, determined after the application of proceeds therefrom), in each case determined on a consolidated basis in accordance with GAAP.
“Net Total Indebtedness” means, as of any date of determination, (1) Net Senior Indebtedness plus (to the extent excluded from Net Senior Indebtedness) (2) any Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries, as the case may be, including, without limitation, any Subordinated Obligations or Guarantor Subordinated Obligations.
“Non-Recourse Indebtedness” means Indebtedness as to which:
(1) none of the Company or any of its Subsidiaries:
(a)    provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or
(b)    is directly or indirectly liable; and
(2) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.
“Notes Obligations” means Obligations in respect of the Securities and this Indenture, including, for the avoidance of doubt, Obligations in respect of Guarantees thereof.
“Obligations” means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

“Offering Circular” means the confidential offering circular, dated October 2, 2019, relating to the sale of the Initial Securities.
“Officer” means the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President, the Chief Financial Officer or the principal accounting officer of the Company, any Guarantor or Holdings (in its capacity as the manager of the Company).
“Officer’s Certificate” means a certificate signed by an Officer.
“Opinion of Counsel” means a written opinion of legal counsel, who may be an employee of, or counsel to, the Company or any other Person reasonably satisfactory to the Trustee.
“Permitted Acquisition” means an acquisition by the Company or any of its Subsidiaries that satisfies all of the following conditions: (1) immediately prior to and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (2) if such Permitted Acquisition is a Material Permitted Acquisition, after giving effect thereto on a pro forma basis, the Senior Secured Leverage Ratio shall be less than or equal to 6.50 to 1.00, (3) any Person acquired in connection with such acquisition becomes a Subsidiary of the Company and (4) in connection with a Permitted Acquisition, the consideration for which exceeds, on the closing date of the Permitted Acquisition, $10.0 million, the Company shall have delivered to the Trustee an Officer’s Certificate certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such Permitted Acquisition and disclosing any Indebtedness in excess of $5.0 million assumed in connection with such Permitted Acquisition as permitted by clause (15) of the definition of “Permitted Indebtedness.”
“Permitted Indebtedness” means the following:
(1) Indebtedness of the Company in respect of the Securities issued on the Issue Date and Indebtedness of any Guarantors in respect of any Subsidiary Guarantees of such Securities;
(2) Indebtedness of the Company or any Guarantor under Revolving Credit Facilities together with the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount outstanding not to exceed $175.0 million;
(3) Indebtedness (a) of the Company to any Subsidiary, (b) of any Subsidiary Guarantor to the Company or any other Subsidiary or (c) of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;
(4) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by clause (10) of the definition of “Permitted Liens” in an aggregate principal amount not to exceed the greater of (i) $30.0 million and (y) 12.5% of Adjusted Consolidated EBITDA (calculated as of the most recent date for which internal financial statements are available immediately preceding such date of determination), at any one time outstanding, and Permitted Refinancings in respect thereof;
(5) the Existing Notes and the other Indebtedness outstanding on the Issue Date (other than any Indebtedness referred to in clause (2) of this definition) or of the Securities issued on the Issue Date, and in each case, Permitted Refinancings in respect thereof);

(6) Indebtedness of any Subsidiary Incurred in connection with the Guarantee of any Indebtedness of the Company or the Guarantors in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to any Subsidiary Guarantee;
(7) Guarantees arising out of the employment agreements entered into from time to time among Holdings, the Company and each “Service Employee” under (and as defined in) the Management Agreement, in each case as the same may be amended, supplemented or modified from time to time;
(8) Indebtedness of the Company or any Subsidiary in respect of (a) worker’s compensation claims, unemployment insurance and other social security benefits and (b) performance bonds, surety bonds, completion guarantees and similar obligations provided by the Company or any Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;
(9) Indebtedness consisting of deferred payment obligations resulting from the adjudication or settlement of any litigation or from an arbitration or mediation award or settlement, in any case involving the Company or any of its Subsidiaries so long as such judgment or settlement would not constitute an Event of Default;
(10) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business;
(11) Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business or arising from honoring of a check, draft or similar instrument presented by the Company or any of its Subsidiaries in the ordinary course of business against insufficient funds;
(12) Indebtedness representing deferred compensation to employees of the Company and its Subsidiaries incurred in the ordinary course of business;
(13) Indebtedness incurred by the Company or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;
(14) Indebtedness in respect of the Tax Receivable Agreement;
(15) Indebtedness of the Company or any of its Subsidiaries assumed in connection with any Permitted Acquisition and Permitted Refinancings in respect thereof; provided, however, that such Indebtedness is not incurred in contemplation of such Permitted Acquisition;
(16) (a) Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements and (b) Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

(17) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for the Company and all Subsidiaries) not to exceed the greater of (a) $50.0 million, and (b) 17.5% of Adjusted Consolidated EBITDA (calculated as of the most recent date for which internal financial statements are available immediately preceding such date of determination), at any one time outstanding; and
(18) Indebtedness in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition, Permitted Investment or Asset Sale permitted under this Indenture.
“Permitted Interest Rate Protection Agreements” means, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Indebtedness permitted to be incurred under this Indenture and that, when entered into, have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.
“Permitted Investments” means:
(1) Investments in Wholly Owned Subsidiaries;
(2) Permitted Acquisitions;
(3) extensions of trade credit in the ordinary course of business;
(4) Investments in Cash Equivalents;
(5) acquisitions by the Company of Holdings Common Stock in connection with the redemption of the Company’s common membership units from a member of the Company (other than Holdings) in accordance with Article 9 of the Company LLC Operating Agreement (as in effect on the Issue Date);
(6) additional Investments in any Person having an aggregate Fair Market Value, taken together with all other Investments pursuant to this clause (6) that are at that time outstanding, not to exceed $200.0 million; and
(7) Investments having a Fair Market Value not exceeding (a) 100% of Available Cash for the fiscal quarter immediately preceding the date such Investment is made less (b) the amount of any Restricted Payments made from Available Cash for the fiscal quarter immediately preceding the date such Investment is made pursuant to clause (v) of Section 4.06(b).
“Permitted Liens” means, with respect to any Person:
(1) Liens on the property and assets of the Company and the Guarantors securing Indebtedness and Guarantees permitted to be Incurred under this Indenture (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount not to exceed the greater of (a) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom, would not cause the Senior Secured Leverage Ratio of the Company to exceed 4.50 to 1.00 and (b) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to clause (2) of the definition of Permitted Indebtedness; provided that in each case the Company may elect pursuant to an

Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this clause (1), to be an Incurrence at such subsequent time;
(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(3) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the property of the Company or any Subsidiary, in each case arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due, or are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;
(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;
(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(7) Liens securing Hedging Obligations so long as, in the case of Interest Rate Protection Agreements, the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;
(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that:
(a) the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the assets or property so acquired or constructed and such Indebtedness does not exceed $100.0 million in the aggregate at any one time outstanding and does not exceed the cost of assets or property so acquired or constructed; and
(b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;
(11) Liens relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;
(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;
(13) Liens relating to the Existing Notes and other Liens existing on the Issue Date (excluding Liens relating to obligations under Indebtedness referred to in clause (2) of the definition of “Permitted Indebtedness” and Liens of the kind referred to in clause (10) above);
(14) Liens relating to obligations under Indebtedness referred to in clause (2) of the definition of “Permitted Indebtedness”;
(15) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Subsidiary;
(16) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Subsidiary;
(17) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or another Subsidiary;
(18) Liens securing the Securities and any Subsidiary Guarantees issued pursuant to clause (1) of the definition of “Permitted Indebtedness”;
(19) Liens securing Indebtedness Incurred to refinance Indebtedness that was previously so secured (other than Liens Incurred pursuant to clause (1), (21) or (22)), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;
(20) any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(21) Liens securing letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time;
(22) other Liens securing Indebtedness in an amount not to exceed the greater of (a) $50.0 million in the aggregate, and (b) 17.5% of Adjusted Consolidated EBITDA (calculated as of the most recent date for which internal financial statements are available immediately preceding such date of determination), at any one time outstanding;
(23) Liens in connection with the sale or transfer of any Capital Stock or other assets in a transaction permitted under this Indenture, and customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(24) in the case of (i) any Subsidiary that is not a Wholly Owned Subsidiary or (ii) the Capital Stock in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Capital Stock in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement; and
(25) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted under this Indenture.
“Permitted Refinancing” means with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (c) at the time thereof, no Event of Default shall have occurred and be continuing.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.
“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that would have occurred since the beginning of such period that are (1) directly attributable to an acquisition and calculated on a basis that is consistent with Article II of Regulation S-X under the Securities Act as in effect on the date of this Indenture or (2) implemented by the business that was the subject of any such acquisition within one year of the date of the acquisition and that are supportable by the underlying accounting records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses (except to the extent capitalized on the Company’s consolidated balance sheet) incurred or to be incurred since the beginning of the period in order to achieve such reduction in costs.

“Redeemable Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the Securities or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.
“Restricted Payments” has the meaning set forth in Section 4.06.
“Revolving Credit Facilities” means that portion of Indebtedness under Credit Facilities that consists solely of revolving loans or revolving borrowings.
“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business thereof.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Agreement” means a security agreement substantially in the form of Exhibit D hereto relating to the Collateral, as in effect on the Issue Date and as amended, amended and restated, modified, renewed or replaced from time to time.
“Security Documents” means, collectively, the Security Agreement and such other security agreements, mortgages and other documents relating to the Collateral and the instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, each as in effect on the Issue Date and as amended, amended and restated, modified, renewed or replaced from time to time.
“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter Incurred, the aggregate amount of all Indebtedness of the Company and its Subsidiaries of the type described in clauses (1), (3), (4) and (10) of the definition of “Indebtedness”; provided, however, that Senior Indebtedness shall not include:
(1) any obligation of the Company to any Subsidiary or any obligation of a Subsidiary to the Company or another Subsidiary;
(2) any liability for federal, state, foreign, local or other taxes owed or owing by the Company or any of its Subsidiaries;
(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);
(4) any Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company or any of its Subsidiaries, as the case may be, including, without limitation, any Subordinated Obligations or Guarantor Subordinated Obligations; or

(5) any Capital Stock.
“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of the Net Senior Secured Indebtedness of the Company and its Subsidiaries as of such date of determination to (b) Adjusted Consolidated EBITDA of the Company and its Subsidiaries for the four full fiscal quarters for which internal financial statements are available immediately preceding such date of determination.
“Senior Lien Intercreditor Agreement” means a senior lien intercreditor agreement to be executed pursuant to Section 11.02 hereof in substantially the form of Exhibit E hereto as amended, amended and restated, modified, renewed or replaced from time to time.
“Series” means:
(1) with respect to the First Lien Secured Parties, each of (i) the “Secured Parties” (or similar term), as defined in the Credit Agreement (in their capacities as such), (ii) the Holders and the Trustee (each in their capacity as such) and (iii) each other group of Additional First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties); and
(2) with respect to any First Priority Lien Obligations, each of (i) the Credit Facilities Obligations, (ii) the Notes Obligations, and (iii) the Additional First Priority Lien Obligations incurred pursuant to any applicable common agreement, which pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common Authorized Representative (in its capacity as such for such Additional First Priority Lien Obligations).
“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC. “Stated Maturity,” when used with respect to any Security or any installment of interest thereof, means the date specified in such Security as the fixed date on which the principal of such Security or such installment of interest is due and payable.
“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Securities pursuant to a written agreement.
“Subsidiary” of any person means: (1) any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and (2) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company. Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of “Unrestricted Subsidiary” unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Securities by a Guarantor and, collectively, all such Guarantees. Any such Subsidiary Guarantee shall be in the form prescribed in this Indenture.
“Surviving Entity” has the meaning set forth in Section 5.01.
“Tax Receivable Agreement” means the Tax Receivable Agreement by and among Holdings, the Company, the Founding Members and the ESA Parties dated as of the IPO Date, as the same may be amended, supplemented or modified from time to time.
“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of the Net Total Indebtedness of the Company and its Subsidiaries as of such date of determination to (b) Adjusted Consolidated EBITDA of the Company and its Subsidiaries for the four full fiscal quarters for which internal financial statements are available immediately preceding such date of determination.
“TIA” means the Trust Indenture Act of 1939 (15 U.S.C.77aaa-77bbbb) as in effect on the Issue Date; provided, however, that, in the event the TIA is amended after such date, “TIA” means, to the extent required by any such amendments, the Trust Indenture Act of 1939 as so amended.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2023; provided, however, that if the period from the redemption date to April 15, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Trust Officer” means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture, until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.
“U.S. Dollars,” “United States Dollars,” “US$” and the symbol “$” each mean currency of the United States of America.
“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
“Unrestricted Subsidiary” means a Subsidiary of the Company designated in writing to the Trustee: (1) whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness; (2) that has no Indebtedness other than Non-Recourse Indebtedness; and (3) that has no Subsidiaries other than Unrestricted Subsidiaries.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Capital Stock (other than directors’ qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
Section 1.02     Other Definitions

Term	Defined in Section
“ABL Facility”	11.02
“ABL Obligations”	11.02
“Additional Securities”	Exhibit A
“Asset Sale Offer”	4.10
“Change of Control Offer”	4.12
“Change of Control Payment Date”	4.12
“Change of Control Purchase Price”	4.12
“Collateral Excess Proceeds”	4.10
“Collateral Note Asset Sale Offer”	4.10
“covenant defeasance option”	8.01
“Default Interest Payment Date”	2.11
“Default Interest Record Date”	2.11
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Global Security”	Exhibit A
“Guarantor Obligations”	10.01
“Initial Securities”	Exhibit A
“legal defeasance option”	8.01
“Legal Holiday”	12.08
“Note Asset Sale Offer”	4.10
“OID”	2.01
“Pari Passu Secured Asset Sale Offer”	4.10
“Pari Passu Secured Indebtedness”	4.10
“Paying Agent”	2.04
“QIB”	Exhibit A
“Registrar”	2.04
“Relevant Person”	12.13
“Securities”	Exhibit A
“Securities Custodian”	Exhibit A
Section 1.03     Rules of Construction. Unless the context otherwise requires:
(a)    a term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    “or” is not exclusive;
(d)    “including” means including without limitation;
(e)    words in the singular include the plural and words in the plural include the singular;

(f)    unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; and
(g)    the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP.
ARTICLE II
THE SECURITIES
Section 2.01    Amount of Securities; Issuable in Series. As provided for in Exhibit A hereto, the aggregate principal amount of the Securities which may be authenticated and delivered under this Indenture is unlimited. All Securities shall be substantially identical in all respects other than issue prices, issuance dates and denominations. The Securities may be issued in one or more series; provided, however, that any Securities issued with original issue discount (“OID”) for U.S. Federal income tax purposes shall not be issued as part of the same series as any Securities that are issued with a different amount of OID or are not issued with OID.
Subject to Section 2.03, the Trustee shall authenticate Initial Securities for original issue on the Issue Date in the aggregate principal amount of $400,000,000. With respect to any Securities issued after the Issue Date (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, Initial Securities pursuant to Section 2.07, 2.09 or 3.06 or Exhibit A), there shall be established in or pursuant to a resolution of the Board of Directors, and subject to Section 2.03, set forth, or determined in the manner provided in an Officer’s Certificate, or established in one or more indentures supplemental hereto, prior to the issuance of such Securities:
(a)whether such Securities shall be issued as part of a new or existing series of Securities and the title of such Securities (which shall distinguish the Securities of the series from Securities of any other series);
(b)the aggregate principal amount of such Securities that may be authenticated and delivered under this Indenture (which shall be calculated without reference to any Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the same series pursuant to Section 2.07, 2.09 or 3.06 or Exhibit A or any Securities which, pursuant to Section 2.03, are deemed never to have been authenticated and delivered hereunder);
(c)the issue price and issuance date of such Securities, including the date from which interest on such Securities shall accrue;
(d)if applicable, that such Securities shall be issuable in whole or in part in the form of one or more Global Securities and, in such case, the respective depositories for such Global Securities, the form of any legend or legends that shall be borne by any such Global Security in addition to or in lieu of those set forth in Section 2.3(e) of Exhibit A and any circumstances in addition to or in lieu of those set forth in Section 2.3 of Exhibit A in which any such Global Security may be exchanged in whole or in part for Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the depository for such Global Security or a nominee thereof; and
(e)if applicable, that such Securities shall not be issued in the form of Initial Securities or Additional Securities.

If any of the terms of any series are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the trust indenture supplemental hereto setting forth the terms of the series.
Section 2.02    Form and Dating. Provisions relating to the Securities are set forth in Exhibit A, which is hereby incorporated in and expressly made part of this Indenture. The Securities of each series and the Trustee’s certificate of authentication shall be substantially in the form of Appendix I to Exhibit A which is hereby incorporated in and expressly made a part of this Indenture. Without limiting the generality of the foregoing, Securities offered and sold to QIBs in reliance on Rule 144A shall include the form of assignment set forth in Appendix I to Exhibit A and Securities offered and sold in offshore transactions in reliance on Regulation S (other than Initial Securities offered on the Issue Date) shall include the form of certificate set forth in Exhibit B. The Securities of each series may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Company. Each Security shall be dated the date of its authentication. The terms of the Securities of each series set forth in Appendix I to Exhibit A are part of the terms of this Indenture.
Section 2.03    Execution and Authentication. An Officer of the Company or of Holdings in its capacity as the manager of the Company shall sign the Securities for the Company by manual or facsimile signature.
If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.
At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Securities of any series executed by the Company to the Trustee for authentication, together with a written order of the Company signed by an Officer of the Company or of Holdings in its capacity as the manager of the Company, and the Trustee in accordance with such written order of the Company shall authenticate and deliver such Securities.
A Security shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Security. The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.
The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Securities. Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
The Trustee shall not be required to authenticate such Securities if the issue thereof may adversely affect the Trustee’s own rights, duties, indemnities or immunities under the Securities and this Indenture, as determined by the Trustee in its sole discretion.
Section 2.04    Registrar and Paying Agent. The Company shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Securities may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Securities and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and “Registrar” includes any co-registrar.
The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its domestic Wholly Owned Subsidiaries may act as Paying Agent, Registrar or transfer agent.
The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Securities.
Section 2.05    Paying Agent To Hold Money in Trust. Prior to each due date of the principal and interest on any Security, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal and interest so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Securities and shall notify the Trustee of any default by the Company or any Guarantor in making any such payment. If the Company or a domestic Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Company or a domestic Wholly Owned Subsidiary) shall have no further liability for the money delivered to the Trustee.
Section 2.06    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company on its own behalf and on the behalf of each of any Guarantors shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
Section 2.07    Replacement Securities. If a mutilated security is surrendered to the Registrar or if the Holder of a Security claims that such Security has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Security is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Security.
Every replacement Security is an additional obligation of the Company.
Section 2.08    Outstanding Securities. Securities outstanding at any time are all Securities authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Security does not cease to be outstanding because the Company or an Affiliate of the Company holds the Security.

If a Security is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Security is held by a protected purchaser pursuant to Section 8-303 of the Uniform Commercial Code.
If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Securities (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest, on them ceases to accrue.
Section 2.09    Temporary Securities. Until definitive Securities are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Company considers appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Securities and deliver them in exchange for temporary Securities. After the preparation of definitive Securities, the temporary Securities shall be exchangeable for definitive Securities upon surrender of the temporary Securities at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more definitive Securities representing an equal principal amount of Securities. Until so exchanged, the Holder of temporary Securities shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Securities.
Section 2.10    Cancellation. The Company at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel (subject to the record retention requirements of the Exchange Act) all Securities surrendered for registration of transfer, exchange, payment or cancellation and deliver evidence of cancelled Securities to the Company upon a written direction of the Company. Except as expressly permitted herein, the Company may not issue new Securities to replace Securities it has redeemed, paid or delivered to the Trustee for cancellation.
If the Company or any Guarantor acquires any of the Securities, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Securities unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.10. The Company may not issue new Securities to replace Securities it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a registration of transfer or exchange of such Securities.
At such time as all beneficial interests in a Global Security have either been exchanged for definitive Securities, transferred, redeemed, repurchased or canceled, such Global Security shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for definitive Securities, transferred in exchange for an interest in another Global Security, redeemed, repurchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Securities Custodian, to reflect such reduction.

Section 2.11    Defaulted Interest. If the Company defaults in a payment of interest on the Securities, the Company shall pay the defaulted interest (plus interest on such defaulted interest at the rate borne by the Securities to the extent lawful) in any lawful manner. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Security and the date (not less than 30 days after such notice) of the proposed payment (the “Default Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Default Interest Record Date”) for the payment of such defaulted interest, which date shall be not more than 15 days and not less than 10 days prior to the Default Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Default Interest Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such defaulted interest and the Default Interest Record Date and Default Interest Payment Date therefor to be given to Holders in the manner provided for in Section 12.02, not less than 10 days prior to such Default Interest Record Date. Notice of the proposed payment of such defaulted interest and the Default Interest Record Date and Default Interest Payment Date therefor having been so given, such defaulted interest shall be paid on the Default Interest Payment Date to the Persons in whose names the Securities (or their respective predecessor Securities) are registered at the close of business on such Default Interest Record Date and shall no longer be payable.
The Company may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.
Subject to the foregoing provisions of this Section, each Security delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.
Section 2.12    CUSIP Numbers. Common Codes or ISINs. The Company in issuing the Securities may use “CUSIP” numbers, “Common Codes” or “ISINs” (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, “Common Codes” or “ISINs” in notices of redemption as a convenience to Holders; provided, however, that neither the Company nor the Trustee shall have any responsibility for any defect in the “CUSIP” number, “Common Code” or “ISIN” that appears on any Security, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP number, Common Code or ISIN.
Section 2.13    Computation of Interest. Interest on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months.

ARTICLE III
REDEMPTION
Section 3.01    Notices to Trustee. If the Company elects to redeem Securities pursuant to paragraph 5 of the Securities (as set forth in Appendix I to Exhibit A), it shall notify the Trustee in writing of the redemption date, the principal amount of Securities to be redeemed, the redemption price and that such redemption is being made pursuant to paragraph 5 of the Securities.
The Company shall give notice to the Trustee provided for in this Section 3.01 at least 45 days but not more than 60 days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate and an Opinion of Counsel from the Company to the effect that such redemption shall comply with the conditions herein.
Section 3.02    Selection of Securities To Be Redeemed. If fewer than all the Securities are to be redeemed at any time, not more than 60 days prior to the redemption date, the Trustee shall select the Securities to be redeemed pro rata or by lot or in accordance with DTC’s applicable procedures or by a method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee considers fair and appropriate and in accordance with methods generally used by it at the time of selection by fiduciaries in similar circumstances. The Trustee shall make the selection from outstanding Securities not previously called for redemption. The Trustee may select for redemption portions of the principal of Securities that have denominations larger than $2,000. Securities and portions of them the Trustee selects shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption. The Trustee shall notify the Company promptly of the Securities or portions of Securities to be redeemed.
Section 3.03    Notice of Redemption. At least 30 days but not more than 60 days before a date for redemption of Securities, the Company shall mail a notice of redemption by first-class mail or electronically to each Holder of Securities to be redeemed at its registered address.
The notice shall identify the Securities (or portion thereof) to be redeemed (including CUSIP numbers if any) and shall state:
(a)the redemption date;
(b)the redemption price;
(c)any statements required by Section 3.04 in connection with a conditional redemption;
(d)the name and address of the Paying Agent;
(e)that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)if fewer than all the outstanding Securities are to be redeemed, or if a Security is to be redeemed in part only, the identification and principal amounts of the particular Securities (or portion thereof) to be redeemed;

(g)that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Securities (or portion thereof) called for redemption ceases to accrue on and after the redemption date; and
(h)that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Securities.
At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section 3.03 at least 45 days before the redemption date, unless the Trustee consents to a shorter period.
Section 3.04    Redemption May Be Conditional. Any redemption of the Securities may, at the Company’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed. The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the Redemption Date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of Securities in the same manner in which the notice of redemption was given.
Section 3.05    Effect of Notice of Redemption. Once notice of redemption is mailed, subject to Section 3.04, Securities called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Securities shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the date of redemption). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
Section 3.06    Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a domestic Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the date of redemption) on all Securities to be redeemed on that date other than Securities or portions of Securities called for redemption that have been delivered by the Company to the Trustee for cancellation.
Section 3.07    Securities Redeemed in Part. Upon surrender of a Security that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Security equal in principal amount to the unredeemed portion of the Security surrendered.

ARTICLE IV
COVENANTS
Section 4.01    Payment of Securities. The Company shall promptly pay the principal of, premium, if any, and interest on the Securities, in immediately available funds, on the dates and in the manner provided in the Securities and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.
The Company shall pay interest on overdue principal at the rate specified therefore in the Securities, and it shall pay interest on overdue installments of interest at the rate borne by the Securities to the extent lawful.
The Company and any Guarantors shall pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Securities, any Subsidiary Guarantees, this Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Securities or any Subsidiary Guarantees, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of the United States, the jurisdiction of incorporation of any successor of the Company or any Guarantor or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Securities, any Subsidiary Guarantees or any other such document or instrument following the occurrence of any Event of Default with respect to the Securities. The Company and any Guarantors shall indemnify the Holders for any such taxes paid by such Holders.
Section 4.02    Existence. Subject to Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the existence and power and authority of the Company and any Guarantor; provided, however, that the Company shall not be required to preserve any such existence and power and authority if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.
Section 4.03    Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent,
(a)all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary; and
(b)all material lawful claims for labor, materials and supplies, which, if unpaid, might by law become a Lien upon the property of the Company or any Subsidiary that could produce a material adverse effect on the consolidated financial condition of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.
Section 4.04    Maintenance of Properties. The Company shall cause all properties owned by the Company or any Subsidiary or used or held for use in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in every case, as and to the extent that the Company may be prevented by fire, strikes, lockouts, acts of God, inability to obtain labor or materials, governmental restrictions, enemy action, civil commotion or unavoidable casualty or similar causes beyond the control of the Company; provided, however, that nothing in this Section 4.04 shall prevent the Company from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders.
Section 4.05    Limitation on Consolidated Indebtedness. (a) The Company shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness (other than Permitted Indebtedness) unless as of the date such Indebtedness is Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom, each of the following conditions is satisfied: (1) the Senior Secured Leverage Ratio does not exceed 3.95 to 1.00; and (2) the Total Leverage Ratio does not exceed 5.75 to 1.00.
(b)For purposes of determining compliance with this Section 4.05, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Indebtedness or is entitled to be Incurred pursuant to the ratios set forth in Section 4.06(a), the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.05.
(c)No Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness of the Company or any Guarantor or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.
(d)A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.05.
Section 4.06    Limitation on Restricted Payments. (a) The Company shall not, and shall not permit its Subsidiaries to, directly or indirectly:
i.declare or pay any dividend on, or make any distribution in respect of, any of the Company’s or any Subsidiary’s Capital Stock (excluding dividends or distributions payable in the Company’s Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries;

ii.purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Subsidiary thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock; or
iii.purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement);
(such payments or any other actions described in (i), (ii) and (iii) above are collectively referred to as “Restricted Payments”).
(b)Notwithstanding Section 4.06(a):
i.so long as no Default or Event of Default shall have occurred and be continuing, the Company may make Restricted Payments to Holdings to permit Holdings to purchase Holdings’ common stock or common stock options from present or former officers, consultants or employees of Holdings, the Company or any Subsidiary upon the death, disability or termination of employment of such officer, consultant or employee; provided, that the aggregate amount of payments under this clause (1) subsequent to the Issue Date (net of any proceeds received by Holdings and contributed to the Company subsequent to the Issue Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $20.0 million;
ii.the Company may pay the Services Fee and Reimbursable Costs (as defined in the Management Agreement) to Holdings pursuant to the terms of the Management Agreement;
iii.the Company may make payments pursuant to the Tax Receivable Agreement in the amount and at the time necessary to satisfy Holdings’ contractual obligations with respect to the actual cash tax benefits payable to the Founding Members, in their capacities as members of the Company, and to the entities that are parties to the ESAs in respect of the tax benefits arising from the modifications of such agreements as of the IPO Date (and to Holdings to the extent that the parties to the ESAs make a payment back to the Company pursuant to the Tax Receivable Agreement to enable Holdings to make a payment to a tax authority); provided that any such payments shall be supported by reasonably detailed calculations delivered to the Trustee no later than five Business Days prior to any such payment;
iv.so long as the Company is properly treated as a pass-through entity for U.S. federal income tax purposes, the Company may make quarterly distributions constituting Restricted Payments to each of its members for income taxes of such member in an amount equal to (x) the estimated or actual taxable income of the Company, as determined for U.S. Federal income tax purposes, for the period to which the distribution relates multiplied by (y) the Applicable Tax Rate;
v.so long as no Default or Event of Default has occurred and is continuing, the Company may make Restricted Payments of up to, in the event the Senior Secured Leverage

Ratio (after giving effect to such Restricted Payment) is equal to or less than 5.50 to 1.00, an amount equal to (x) 100% of Available Cash for the fiscal quarter immediately preceding such Restricted Payment less (y) the aggregate Fair Market Value of any Investments made by the Company or any of its Subsidiaries pursuant to clause (7) of the definition of “Permitted Investments” from Available Cash for the fiscal quarter immediately preceding such Restricted Payment (this clause (v), the “Available Cash Restricted Payment Provision”);
vi.so long as no Default or Event of Default has occurred and is continuing, the Company may make Restricted Payments of up to, (x) in the event the Total Leverage Ratio (after giving effect to such Restricted Payment) is equal to or less than 6.25 to 1.00, an amount equal to 100% of the aggregate Net Cash Proceeds from the issuance or sale after the Issue Date (other than to any Subsidiaries) of Subordinated Obligations of the Company that by their terms or by the terms of any security into which they are convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof (other than pursuant to a “change of control” offer or an “asset sale” offer), in whole or in part, after the Stated Maturity of the Securities and (y) 100% of the aggregate Net Cash Proceeds from the issuance or sale after the Issue Date (other than to any Subsidiaries) of Capital Stock (other than Redeemable Capital Stock) of the Company (or of a direct or indirect parent of the Company the proceeds of which have been contributed to the Company) or options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of the Company (or of a direct or indirect parent of the Company the proceeds of which have been contributed to the Company);
vii.the Company may redeem common membership units from a member of the Company (other than Holdings) in accordance with Article 9 of the Company LLC Operating Agreement (as in effect on the Issue Date);
viii.the Company may make (x) repurchases of Capital Stock deemed to occur upon the exercise of stock options or the grant, vesting or payment of other equity compensation awards if the Capital Stock represents all or a portion of the exercise price thereof or is to pay related withholding taxes upon exercise of options or upon the grant, vesting or payment of other equity compensation awards (whether such Capital Stock is withheld from the Capital Stock otherwise issuable or is delivered by the holder of the option or other award in satisfaction of any obligation), including, without limitation, repurchases of Capital Stock in connection with equity compensation described in Section 3.5(c) of the Company LLC Operating Agreement (as in effect on the Issue Date), and (y) Restricted Payments by the Company to allow the payment of cash in lieu of the issuance of fractional Capital Stock upon the exercise of options or warrants, upon the conversion or exchange of Capital Stock of the Company or in connection with the common unit adjustment pursuant to Section 4(b) of the Common Unit Adjustment Agreement (as in effect on the Issue Date); and
ix.the Company or any Guarantor may make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to Section 4.05 and in each case without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof.
(c)The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution.
Section 4.07    Limitation on Investments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Investment other than a Permitted Investment.
Section 4.08    Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $10.0 million, unless: (i) such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm’s-length dealing with an unaffiliated third party; (ii) such transaction or series of transactions is in the best interests of the Company; and (iii) with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (i) and (ii) above, as evidenced by a Board Resolution.
(b)Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:
i.any transaction pursuant to any contract in existence on the Issue Date;
ii.any Restricted Payment permitted to be made pursuant to the provisions of Section 4.06;
iii.any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary);
iv.the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of, and indemnity provided on behalf of, officers, directors and employees of the Company or any of its Subsidiaries or of Holdings; and
v.the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any agreements that are described in Holdings’ Annual Report on Form 10-K for the year ended December 27, 2018 and any amendments thereto; provided, however, that the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under, any future amendment to such agreements shall only be permitted by this clause (v) to the extent that, as determined by the Board of Directors, the terms of any such amendment, taken as a whole, are not more disadvantageous to the Holders of the Securities in any material respect than the terms of such agreements in effect on the Issue Date.
Section 4.09    Limitation on Liens Securing Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries of the Company), whether owned on the date of this Indenture or acquired after that date, which Lien is securing any Indebtedness.
Section 4.10    Limitation on Asset Sales. (a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:
(i)the Company (or such Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value, as determined by the Board of Directors, of the assets or the Capital Stock subject to such Asset Sale; and
(ii)at least 75% of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that for purposes of this clause (ii), each of the following shall be deemed to be cash:
1.any liabilities, as shown on the most recent consolidated balance sheet (including the footnotes) available for the Company and its Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Securities or any Subsidiary Guarantee) that are assumed by the transferee of such assets and from which the Company and its Subsidiaries are unconditionally released in writing by all creditors with respect to such liabilities;
2.any securities, notes or other obligations, instruments, or assets received by the Company or such Subsidiary from such transferee that are converted within 180 days after receipt thereof by the Company or such Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and
3.any Designated Non-Cash Consideration received by the Company or such Subsidiary in such Asset Sale having an aggregate Fair Market Value, as determined by the Board of Directors, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at the time outstanding, not to exceed 5.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value and
(iii)if such Asset Sale involves the disposition of Collateral, the Company or such Subsidiary has complied with the provisions of this Indenture and the Security Documents.
(b)Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Subsidiary, as the case may be) may, at its option, apply such Net Cash Proceeds to:
i.repay, prepay, purchase, redeem or otherwise retire:

1.Obligations constituting First Priority Lien Obligations (and, if the Indebtedness repaid is Indebtedness under a Revolving Credit Facility, to correspondingly reduce commitments with respect thereto); provided, that, if First Priority Lien Obligations are repaid, prepaid, purchased or otherwise retired, the Company shall equally and ratably reduce Obligations under the Securities pursuant to paragraph 5 of the Securities set forth in Appendix 1 to Exhibit A through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (and after making such offer and complying with the procedures set forth below, the amount of Collateral Excess Proceeds and Excess Proceeds shall be reduced by the amount of Net Cash Proceeds so offered for purchase of Securities)) to all holders of Securities to purchase a pro rata amount of their Securities at 100% of the principal amount thereof, plus accrued but unpaid interest);
2.Indebtedness constituting Pari Passu Indebtedness (other than First Priority Lien Obligations) so long as the Asset Sale proceeds are with respect to assets that do not constitute Collateral (provided that if the Company shall so reduce Pari Passu Indebtedness that is unsecured, the Company will equally and ratably offer to purchase Notes Obligations in any manner set forth in clause (1) above and after making such offer and complying with the procedures set forth below, the amount of Collateral Excess Proceeds and Excess Proceeds shall be reduced by the amount Net Cash Proceeds so offered for purchase of Securities); or
3.Indebtedness of a Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company; or
ii.to acquire, construct, replace, improve or repair assets useful in the Company’s or any Subsidiary’s business.
(c)Pending the final application of any Net Cash Proceeds, the Company (or such Subsidiary, as the case may be) may, at its option, (1) apply the Net Cash Proceeds to temporarily reduce Indebtedness outstanding under any Revolving Credit Facility of the Company or any Subsidiary, or (2) otherwise invest or apply the Net Cash Proceeds in any manner that is not prohibited by this Indenture.
(d)Any Net Cash Proceeds from Asset Sales that constitute Collateral that are not applied or invested as provided in Section 4.10(b) shall constitute “Collateral Excess Proceeds.” Within 30 days following the date on which the aggregate amount of Collateral Excess Proceeds exceeds $25.0 million, the Company shall make an offer to all holders of Securities (the “Collateral Note Asset Sale Offer”), and, if required by the terms thereof, an offer to all holders of any other First Priority Lien Obligations containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (such Indebtedness, the “Pari Passu Secured Indebtedness” and, such offer, the “Pari Passu Secured Asset Sale Offer”), to purchase, on a pro rata basis (with Collateral Excess Proceeds prorated between the holders of the Securities and such holders of such Pari Passu Secured Indebtedness based upon the respective outstanding aggregate principal amounts (or accreted value, as applicable) on the date the Note Asset Sale Offer and the Pari Passu Secured Asset Sale Offer, respectively, are made), the maximum principal amount of the Securities and the maximum principal amount (or accreted value, as applicable) of such Pari Passu Secured Indebtedness that may be purchased out of the respective pro rata amounts of Collateral Excess Proceeds. To the extent that the aggregate principal amount of Securities or the aggregate principal amount (or accreted value, if applicable) of such Pari Passu Secured Indebtedness tendered into the Collateral Note Asset Sale Offer and the Pari Passu Secured Asset Sale Offer, respectively, is less than the principal amount of Securities or the principal amount (or accreted value, if applicable) of such Pari Passu Secured Indebtedness offered to be purchased in the Collateral Note Asset Sale Offer or the Pari Passu Secured Asset Sale Offer, respectively, the Company and its Subsidiaries may use those remaining Collateral Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Securities or the aggregate principal amount (or accreted value, if applicable) of such Pari Passu Secured Indebtedness tendered into the Collateral Note Asset Sale Offer or the Pari Passu Secured Asset Sale Offer, respectively, exceeds the respective pro rata amounts of Collateral Excess Proceeds, the Company will select such Securities or such other Pari Passu Secured Indebtedness, as the case may be, to be purchased on a pro rata basis.
(e)Any Net Cash Proceeds from Asset Sales that do not constitute Collateral that are not applied or invested as provided in Section 4.10(b) shall constitute “Excess Proceeds.” Within 30 days following the date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an offer (together with a Collateral Note Asset Sale Offer, an “Asset Sale Offer”) to all holders of Securities (the “Note Asset Sale Offer”), and, if required by the terms thereof, an offer to all holders of any other Indebtedness which ranks pari passu in right of payment with the Securities containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (such Indebtedness, the “Pari Passu Indebtedness” and, such offer, the “Pari Passu Asset Sale Offer”), to purchase, on a pro rata basis (with Excess Proceeds prorated between the Holders and such holders of such Pari Passu Indebtedness based upon the respective outstanding aggregate principal amounts (or accreted value, as applicable) on the date the Note Asset Sale Offer and the Pari Passu Asset Sale Offer, respectively, are made), the maximum principal amount of the Securities and the maximum principal amount (or accreted value, as applicable) of such Pari Passu Indebtedness that may be purchased out of the respective pro rata amounts of Excess Proceeds. To the extent that the aggregate principal amount of Securities or the aggregate principal amount (or accreted value, if applicable) of such Pari Passu Indebtedness tendered into the Note Asset Sale Offer and the Pari Passu Asset Sale Offer, respectively, is less than the principal amount of Securities or the principal amount (or accreted value, if applicable) of such Pari Passu Indebtedness offered to be purchased in the Note Asset-Sale Offer or the Pari Passu Asset Sale Offer, respectively, the Company and its Subsidiaries may use those remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Securities or the aggregate principal amount (or accreted value, if applicable) of such Pari Passu Indebtedness tendered into the Note Asset Sale Offer or the Pari Passu Asset Sale Offer, respectively, exceeds the respective pro rata amounts of Excess Proceeds, the Company shall select such Securities or such other Pari Passu Indebtedness, as the case may be, to be purchased on a pro rata basis.
(f)The offer price in any Asset Sale Offer shall be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase (the “Asset Sale Payment Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), and shall be payable in cash. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds or Collateral Excess Proceeds, as applicable, shall be reset at zero.
(g)If any non-cash consideration received by the Company or any of its Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition, at the time of such conversion or disposition, shall be subject to the provisions of this Section 4.10 (subject to the proviso of the definition of “Asset Sale”).

(h)The Company’s obligation to make an offer to repurchase the Securities as a result of an Asset Sale may be waived or modified at any time prior to the occurrence of such Asset Sale with the written consent of the holders of a majority in principal amount of the Securities, as set forth in Section 9.02.
(i)In the event that the Company makes an Asset Sale Offer to purchase the Securities pursuant to this Section 4.10, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.
Section 4.11    Future Guarantors. After the Issue Date, the Company shall cause each Subsidiary which guarantees obligations under the Credit Agreement or any other Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Securities on a senior secured basis. Each Subsidiary Guarantee shall be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Subsidiary Guarantee as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if a Guarantor is released and discharged in full from its obligations under its Guarantees of (1) the Credit Agreement and related documentation and (2) all other Indebtedness of the Company and any Guarantor, then the Subsidiary Guarantee of such Guarantor shall be automatically and unconditionally released and discharged. Any Subsidiary which executes such a supplemental indenture shall become party to the Security Documents and secure its obligations with respect to its Guarantee by any assets that secure such Subsidiary’s Guarantee of the Credit Facilities Obligations.
Section 4.12    Change of Control. Upon the occurrence of a Change of Control, the Company shall be required to make an offer (a “Change of Control Offer”) to purchase all outstanding Securities at a purchase price (the “Change of Control Purchase Price”) equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail or by electronic mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The Change of Control Offer is required to remain open for at least 20 Business Days.
In the event that the Company makes a Change of Control Offer to purchase the Securities pursuant to this Section 4.12, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.
Section 4.13    Provision of Financial Information. Whether or not required by the SEC, so long as any Securities are outstanding, the Company shall furnish to the holders of the Securities, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) (or any successor system): (i)    within 60 days of the end of any fiscal quarter (other than any fiscal quarter end that coincides with the end of a fiscal year), all quarterly and, within 120 days of the end of any fiscal year, annual financial statements (including footnote disclosure) that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, as applicable, if the Company were required to file these Forms (other than separate financial statements of any subsidiary of the Company that would be due solely to the fact that such Subsidiary’s securities secure the Securities as required by Rule 3-16 of Regulation S-X under the Securities Act (or any successor regulation)), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and
(ii)    all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports to the extent such reports relate to the occurrence of any event which would require an 8-K to be filed pursuant to the following Items set forth in the instruction to Form 8-K: (i) Item 1.03 Bankruptcy or Receivership, (ii) Item 2.01 Completion of Acquisition or Disposition (other than with respect to acquisitions and dispositions not exceeding $25.0 million), (iii) Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement (other than with respect to lease obligations incurred in the ordinary course of business and not in excess of $25.0 million), (iv) Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement, (v) Item 2.06 Material Impairment, (vi) Item 4.01 Change in Certifying Accountant, (vii) Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review, (viii) Item 5.01 Change in Control and (ix) Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers;
provided, however, that (A) reports provided pursuant to clauses (i) and (ii) shall not be required to comply with (i) Sections 302 (Corporate Responsibility for Financial Reports), 906 (Corporate Responsibility for Financial Reports) and 404 (Management Assessment of Internal Controls) of the Sarbanes-Oxley Act of 2002, and Items 307 (Disclosure Controls and Procedures), 308 (Internal Control Over Financial Reporting) and 402 (Executive Compensation) of Regulation S-K; or (ii) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any non-U.S. GAAP financial measures contained therein and (B) reports and information provided pursuant to clauses (i) and (ii) shall not be required to be accompanied by any exhibits consisting of commercial agreements (not including notes or other debt instruments) with customers and suppliers.
(b)     Notwithstanding anything herein to the contrary, for purposes of Section 6.01(d), the Company shall not be deemed to have failed to comply with its obligations under Section 4.13(a) to file with the SEC or provide the Trustee and Holders with information, documents and reports until 120 days after the date such information, document or report is required to be so filed with the SEC or provided to the Trustee and the Holders, respectively, pursuant to Section 4.13(a). Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture or the Securities (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture or participate in any conference calls.
Section 4.14    Statement as to Compliance. The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the date hereof (the fiscal year as of the date hereof is the 52/53 week period ending on the first Thursday after December 25), a brief certificate of its principal executive officer, principal financial officer or principal accounting officer stating whether, to such officer’s knowledge, the Company is in compliance with all covenants and conditions to be complied with by it under this Indenture. For purposes of this Section 4.14, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.
When a Default has occurred and is continuing or if the Trustee, any Holder or the trustee for or the Holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Company shall deliver to the Trustee an Officer’s Certificate specifying such Default, notice or other action within 10 Business Days of its occurrence and what actions will be taken to cure such Default.
Section 4.15    Waiver of Certain Covenants. The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 4.03 through 4.13, if before the time for such compliance, the Holders of a majority in aggregate principal amount of the Securities at the time outstanding shall, by written direction of such Holders, waive such compliance in such instance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.
Section 4.16    Further Instruments and Acts. Upon request of the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture and the Security Documents. Without limiting the generality of the foregoing, if the Company or any Guarantor creates any additional security interest in the types of property or assets that would constitute Collateral under the Security Documents to secure any First Priority Lien Obligations under the Credit Agreement, it shall concurrently grant a first-priority perfected security interest (subject to Permitted Liens) in such property as security for the Securities. If the Company or any Guarantor forms or acquires any Subsidiary and such subsidiary grants Liens to secure any First Priority Lien Obligations under the Credit Agreement, such Subsidiary will become party to the Security Documents and grant Liens on such assets to secure the Securities and take appropriate steps to perfect such Liens.
Section 4.17    Payment for Consent. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Securities unless that consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.
ARTICLE V
SUCCESSOR COMPANY
Section 5.01    Consolidation. The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:
(a)either: (i) the Company shall be the continuing entity; or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the “Surviving Entity”) shall be a legal entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by supplemental indenture all the Obligations of the Company under the Securities, this Indenture, and the Security Documents;
(b)immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;
(c)immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing entity) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.05; and
(d)each Guarantor, if any (unless it is the other party to the transactions above, in which case clause (a)(ii) shall apply), shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the outstanding Securities, this Indenture, and the Security Documents.
In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with, and the supplemental indenture constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.
Section 5.02    Successor Substituted. Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor entity formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the Securities, this Indenture, and the Security Documents, with the same effect as if such successor entity had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in Section 5.01 in which the Company is not the continuing entity, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the Securities and this Indenture.
ARTICLE VI
DEFAULTS AND REMEDIES
Section 6.01    Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)default in the payment of any interest on any Security when it becomes due and payable and continuance of such default for a period of 30 days;
(b)default in the payment of the principal of or premium, if any, on any Security at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

(c)failure to comply with the requirements of Section 5.01;
(d)default in the performance, or breach, of any covenant or warranty of the Company contained in this Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (a), (b) or (c) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Securities then outstanding;
(e)(i) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Significant Subsidiary, aggregating $50.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (ii) one or more defaults on Indebtedness of the Company or any Significant Subsidiary, aggregating $50.0 million or more shall have caused such Indebtedness to be accelerated or otherwise declared due and payable prior to its stated maturity or required such Indebtedness to be prepaid or repurchased prior to its stated maturity;
(f)one or more final judgments or orders shall be rendered against the Company or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $50.0 million and shall not be discharged and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;
(g)the Company or any Significant Subsidiary pursuant to or under or within the meaning of any Bankruptcy Law:
i.commences a voluntary case or proceeding;
ii.consents to the entry of a Bankruptcy Order in an involuntary case or proceeding or the commencement of any case against it;
iii.consents to the appointment of a Custodian of it or for any substantial part of its property;
iv.makes a general assignment for the benefit of its creditors or files a proposal or other scheme of arrangement involving the rescheduling or composition of its indebtedness;
v.files a petition in bankruptcy or an answer or consent seeking reorganization or relief; or
vi.consents to the filing of such petition in bankruptcy or the appointment of or taking possession by a Custodian;
(h)a court of competent jurisdiction in any involuntary case or proceeding enters a Bankruptcy Order against the Company or any Significant Subsidiary, and such Bankruptcy Order remains unstayed and in effect for 60 consecutive days;
(i)a Custodian shall be appointed out of court with respect to the Company or any Significant Subsidiary, or with respect to all or any substantial part of the property of the Company or any Significant Subsidiary;

(j)except as permitted by this Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and
(k)except as permitted by this Indenture, any of the Security Documents shall cease, for any reason to be in full force and effect, or the Company or any Subsidiary shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby.
Section 6.02    Acceleration; Rescission and Annulment.
(a)    If an Event of Default (other than an Event of Default specified in Section 6.01(g), (h) or (i)) shall occur and be continuing, then and in every such case the Trustee, by notice to the Company, or the Holders of not less than 25% in aggregate principal amount of the Securities outstanding, by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Securities to be due and payable. If an Event of Default specified in Section 6.01(g), (h) or (i) shall occur and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on, all the Securities shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Company shall deliver to the Trustee, within 10 days after the occurrence thereof, notice of any default or acceleration referred to in Sections 6.01(d) and 6.01(e).
(b)At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee as provided hereinafter in this Article VI, the Holders of a majority in aggregate principal amount of the outstanding Securities, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:
i.the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay:
1.all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;
2.all overdue interest on all Securities;
3.the principal of (and premium, if any, on) any Securities that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Securities; and
4.to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Securities; and
ii.all Events of Default, other than the non-payment of principal of the Securities which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04.
No such rescission shall affect any subsequent default or impair any right consequent thereon.

(c)Notwithstanding Section 6.02(b), in the event of a declaration of acceleration in respect of the Securities because an Event of Default specified in Section 6.01(e) shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (i) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (ii) written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Securities, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period.
Section 6.03    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture.
The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
Section 6.04    Waiver of Past Defaults. Subject to Section 6.02, the Holders of a majority in aggregate principal amount of the Securities then outstanding by notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Security, (b) a Default arising from a failure to make or consummate a Change of Control Offer in accordance with the provisions of Section 4.12, or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
Section 6.05    Control by Majority. The Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Securities. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability (it being understood that the Trustee shall not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to any other Holder); provided, however, the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to the Trustee against all losses, liabilities and expenses caused by taking or not taking such action.
Section 6.06    Limitation on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Securities unless:
(a)such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;
(b)the Holders of at least 25% in aggregate principal amount of the Securities then outstanding shall have made a written request, and such Holder of or Holders shall have offered indemnity satisfactory to the Trustee against any loss, liability, cost or expense, to pursue such proceeding as trustee; and
(c)the Trustee has failed to institute such proceeding and has not received from the Holders of at least a majority in aggregate principal amount of the Securities outstanding a direction inconsistent with such request, within 60 days after such notice, request and offer.
The foregoing limitations on the pursuit of remedies by a Holder shall not apply to a suit instituted by a Holder of Securities for the enforcement of payment of the principal of or interest on such Security on or after the applicable due date specified in such Security. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
Section 6.07    Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the securities held by such Holder, on or after the respective due dates expressed in the Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08    Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.
Section 6.09    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under this Indenture.
Section 6.10    Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:
FIRST: to the Trustee for amounts due the Trustee under this Indenture;
SECOND: to Holders for amounts due and unpaid on the securities for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal and interest respectively; and
THIRD: to the Company.
The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Company shall mail or send electronically to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Securities.
Section 6.12    Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE VII
TRUSTEE
Section 7.01    Duties of Trustee
(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
(b)     Except during the continuance of an Event of Default:
i.the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
ii.in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)     The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
i.this subsection (c) does not limit the effect of subsection (b) of this Section;
ii.the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

iii.the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.
(d)Every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b) and (c) of this Section.
(e)The Trustee shall not be liable for interest on any money received by it or the investment thereof except as the Trustee may agree in writing with the Company.
(f)Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
(g)No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.
(h)Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section, and the provisions of this Article VII shall apply to the Trustee in its role as Registrar, Paying Agent and Securities Custodian.
(i)The Trustee shall not be deemed to have notice of a Default or an Event of Default or be required to act (including the sending of any notice) unless (a) the Trustee has received written notice thereof from the Company or any Holder or (b) a Trust Officer shall have actual knowledge thereof.
(j)Except with respect to Section 4.01, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article IV. In addition, the Trustee shall not be deemed to have knowledge of an Event of Default except (i) any Default or Event of Default occurring pursuant to Sections 4.01, 6.01(a) or 6.01(b) or (ii) any Default or Event of Default of which the Trustee shall have received written notification or obtained actual knowledge.
Section 7.02    Rights of Trustee.
(a)The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney.
(b)Before the Trustee acts or refrains from acting, it shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.
(c)The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
(d)The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e)The Trustee may consult with counsel of its selection, and the verbal or written advice or opinion of counsel with respect to legal matters relating to this Indenture and the Securities shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(f)The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.
(g)The Trustee shall not be liable for any special, indirect, punitive or consequential losses or damages of any kind whatsoever (including without limitation lost profits), even if the Trustee has been advised of the possibility of such losses or damages and regardless of the form of action.
(h)Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Securities.
(i)The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.
(j)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
(k)The Trustee shall not be required to give any bond or surety with respect to performance of Trustee’s duties and powers.
(l)The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.
Section 7.03    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company or its Affiliate with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.
Section 7.04    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Securities, it shall not be accountable for the Company’s use of the proceeds from the Securities, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Securities or in the Securities other than the Trustee’s certificate of authentication.
Section 7.05    Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Security, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06    [Reserved].
Section 7.07    Compensation and indemnity. The Company shall pay to the Trustee and any predecessor Trustee from time to time such compensation for its services as shall from time to time be agreed to in writing by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company shall indemnify the Trustee against any and all fees, costs, damages, loss, liability or expense (including reasonable attorneys’ fees) incurred by it in connection with the acceptance and administration of this trust and the performance of its duties hereunder and including expenses and costs (including reasonable attorneys’ fees and expenses and court costs) incurred in connection with (a) any action, claim or suit brought to enforce the Trustee’s right to indemnification or (b) the Trustee defending itself against claims of its own negligence. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel. The Company need not reimburse any expenses or indemnify against any fees, costs, loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or negligence as adjudicated by a court of competent jurisdiction. The Company need not pay for any settlement made by the Trustee without the Company’s consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, successors and assigns.
To secure the Company’s obligations in this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Securities.
The Company’s obligations pursuant to this Section shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(g), (h) or (i) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.
The provisions of this Section shall survive the resignation or removal of the Trustee and the termination of this Indenture.
Section 7.08    Replacement of Trustee. The Trustee may resign at any time by so notifying the Company. The Holders of a majority in aggregate principal amount of the Securities then outstanding may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:
(a)the Trustee fails to comply with Section 7.10;
(b)the Trustee is adjudged bankrupt or insolvent;
(c)a receiver or other public officer takes charge of the Trustee or its property; or
(d)the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Company or by the Holders of a majority in aggregate principal amount of the Securities then outstanding and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07. The retiring Trustee (or any Trustee removed hereunder) shall have no liability or responsibility for the action or inaction of any successor Trustee.
If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in aggregate principal amount of the Securities then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide Holder of a Security for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
Section 7.09    Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee. In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated; any such successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Securities or in this Indenture provided that the certificate of the Trustee shall have.
Section 7.10    Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a). The Trustee shall have (or, in the case of a corporation included in a bank holding company system, the related bank holding company shall have) a combined capital and surplus of at least $50,000,000 as set forth in its (or its related bank holding company’s) most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b), subject to the penultimate paragraph thereof; provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

Section 7.11    Preferential Collection of Claims Against Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b): A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated.
ARTICLE VIII
DISCHARGE OF INDENTURE; DEFEASANCE
Section 8.01    Discharge of Liability on Securities: Defeasance. (a) When (i) either (A) all outstanding Securities that have been authenticated (other than Securities replaced pursuant to Section 2.07 and Securities for whose payment money has been deposited in trust and thereafter repaid to the Company) have been delivered by the Company to the Trustee for cancellation or (B) all outstanding Securities that have not been delivered by the Company to the Trustee for cancellation have become due and payable, whether at Maturity or upon redemption or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee as trust for the giving of notice of redemption pursuant to Article III and the Company irrevocably deposits or causes to be deposited with the Trustee funds in trust solely for the benefit of the Holders, cash in U.S. Dollars, Government Securities, or a combination of cash in U.S. Dollars and Government Securities, in amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Securities not theretofore delivered to the Trustee for cancellation for principal, premium, and accrued interest to the date of Maturity or redemption; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (iii) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture and the Securities; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Securities at Maturity or at the redemption date, as the case may be, then upon demand of the Company (accompanied by an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) this Indenture shall cease to be of further effect with respect to the Securities and the Trustee shall acknowledge satisfaction and discharge of this Indenture, at the cost and expense of the Company.
(b)Subject to Sections 8.01(c) and 8.02, the Company may, at its option, and at any time elect to terminate (i) all of its and any Guarantors’ obligations under the Securities, the applicable Intercreditor Agreement, the Security Documents, any Subsidiary Guarantees and this Indenture (“legal defeasance option”) or (ii) its and any Guarantors’ obligations under Section 5.01(c) and Sections 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, and 4.13 and the operation of Section 6.01(c) (with respect to an Event of Default due to a failure to meet obligations under Section 5.01(c)) and Sections 6.01(d), (e), and (f) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
If the Company exercises its legal defeasance option, payment of the Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Securities may not be accelerated because of an Event of Default specified in Sections 6.01(d) (with respect to Sections 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13 and 5.01(c)), (e) or (f).
Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)Notwithstanding subsections (a) and (b) above, the Company’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 4.01, 4.02, 4.03, 4.04, 4.14, 7.07, 7.08, 8.03, 8.04, 8.05 and 8.06 shall survive until the Securities have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 8.04, 8.05 and 8.06 shall survive.
Section 8.02    Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:
(a)The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 who shall agree to comply with the provisions of this Article VIII applicable to it) as trust funds in trust for the benefit of the Holders of the Securities, cash in U.S. Dollars, Government Securities or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge and which shall be applied by the Trustee (or other qualifying trustee) to pay the principal of (and premium, if any) and interest on the outstanding Securities on the Stated Maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such Government Securities to said payments with respect to the Securities; before such a deposit, the Company may give the Trustee, in accordance with Section 3.01, a notice of its election to redeem all of the outstanding Securities at a future date in accordance with Article III, which notice shall be irrevocable;
(b)No Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as Section 6.01(g), (h) or (i) is concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);
(c)the deposit does not constitute a default hereunder or under any other material agreement binding on the Company;
(d)the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;
(e)in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such legal defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
(f)in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(g)the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Securities as contemplated by this Article VIII have been complied with.
Section 8.03    Application of Trust Money. The Trustee shall hold in trust money or Government Securities deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from Government Securities through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Securities.
Section 8.04    Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.
Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.
Section 8.05    Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Securities or the principal and interest received on such Government Securities.
Section 8.06    Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article VIII; provided, however, that, if the Company has made any payment of interest on or principal of any Securities because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE IX
AMENDMENTS
Section 9.01    Without Consent of Holders. The Company, any Guarantors, the Trustee and the Collateral Agent, if applicable, may amend or supplement this Indenture, the First Lien Intercreditor Agreement, the Senior Lien Intercreditor Agreement, the Security Documents, the Securities or the Guarantees without notice to or consent of any Holder:
(a)to cure any ambiguity, omission, defect or inconsistency;
(b)to comply with Article V;
(c)to provide for uncertificated Securities in addition to or in place of certificated Securities; provided, however, that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of Title 26 of the United States Code or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of Title 26 of the United States Code;

(d)to add additional Guarantees with respect to the Securities or to secure the Securities or add additional assets as Collateral;
(e)to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;
(f)to comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;
(g)to make any change that does not adversely affect the rights of any Holder;
(h)to conform the text of this Indenture, any Guarantees, the First Lien Intercreditor Agreement, the Senior Lien Intercreditor Agreement, the Security Documents or the Securities to any provision of the “Description of notes” section of the Offering Circular to the extent that such provision in such “Description of notes” section was intended to be a verbatim recitation of a provision of this Indenture, any Guarantee, the First Lien Intercreditor Agreement, the Senior Lien Intercreditor Agreement, the Security Documents or the Securities; or
(i)to release Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents or this Indenture or the Intercreditor Agreement then in effect.
After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.
Section 9.02    With Consent of Holders. The Company, any Guarantors and the Trustee may modify or amend this Indenture or the Securities, the Guarantees, the First Lien Intercreditor Agreement, the Senior Lien Intercreditor Agreement, or the Security Documents without notice to any Holder but with the written consent of the Holders of not less than a majority in aggregate principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Securities). However, without the consent of each Holder affected thereby, a modification or amendment may not:
(a)change the Stated Maturity of the principal of, or any installment of interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);
(b)reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price;
(c)reduce the percentage in principal amount of the outstanding Securities, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture;
(d)modify any of the provisions of this Section 9.02 or Sections 6.04, 6.07 and 4.15, except to increase the percentage of outstanding Securities the consent of whose Holders is required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Security affected thereby; or
(e)release all or substantially all of the Collateral or subordinate the Lien on the Collateral securing the Securities and any related Guarantees to any other Indebtedness of the Company or any Guarantor.
It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.
After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.
Section 9.03    Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.
The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. Such record date shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 180 days after such record date.
For all purposes of this Indenture, all Initial Securities and Additional Securities of the same series shall vote together as one series of Securities under this Indenture.
Section 9.04    Notation on or Exchange of Securities. If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver such Security to the Trustee. The Trustee may place an appropriate notation on the Security regarding the changed terms and return such Security to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.
Section 9.05    Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, in addition to the documents required by Section 12.04 and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.
ARTICLE X
GUARANTEES
Section 10.01    Subsidiary Guarantees. In the event that a Subsidiary is required to become a Guarantor pursuant to Section 4.11, then such Guarantor shall execute a supplement to this Indenture pursuant to Section 10.02 and upon such execution shall become a party to this Indenture, will have all the rights and be subject to all of the obligations of a Guarantor under this Indenture and agrees to be bound by all of the provisions of this Indenture applicable to a Guarantor, including this Article X and to perform all of the obligations and agreements of a Guarantor under this Indenture.
Subject to the provisions of this Article X, each Guarantor fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with any other Guarantor, to each Holder of the Securities, the Trustee and the Collateral Agent, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Securities and all other obligations and liabilities of the Company under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.07) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees that any Guarantor Obligations shall rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to any Guarantor Obligations. Each Guarantor further agrees (to the extent permitted by law) that any Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.
Each Guarantor waives presentation to, demand of payment from and protest to the Company of any Guarantor Obligations and also waives notice of protest for non-payment. Each Guarantor waives notice of any default under the Securities or any Guarantor Obligations.
Each Guarantor further agrees that its Subsidiary Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of any Guarantor Obligations.
Except as set forth in Section 10.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of any Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of any Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under, this Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal granted; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder, the Trustee or the

Collateral Agent for any Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of any Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
Subject to the provisions of Section 4.11, each Guarantor agrees that its Subsidiary Guarantee herein shall remain in full force and effect until payment in full of all Guarantor Obligations or such Guarantor is released from its Subsidiary Guarantee in compliance with Section 10.03. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee or the Collateral Agent, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law).
Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of any Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of any Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by any Guarantor for the purposes of its Subsidiary Guarantee.
Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under this Section.
Section 10.02    Execution and Delivery of Subsidiary Guarantees. To evidence its Subsidiary Guarantee, each Subsidiary that is required to become a Guarantor hereby agrees to execute a supplement to this Indenture, substantially in the form of Exhibit C hereto, and deliver it to the Trustee and the Collateral Agent. Each such supplement to this Indenture shall be executed on behalf of the applicable Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of such Guarantor who shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any Subsidiary Guarantee shall not be affected by the fact that it is not affixed to any particular Security. Each Subsidiary that is required to become a Guarantor shall become a party to the Security Agreement by executing and delivering to the Collateral Agent an assumption agreement in the form attached thereto.
Each of the Guarantors, if any, hereby agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Subsidiary Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or a Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Security on which such Subsidiary Guarantee is endorsed or at any time thereafter, such Guarantor’s Subsidiary Guarantee of such Security shall nevertheless be valid.
The delivery of any Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Subsidiary Guarantee set forth in this Indenture on behalf of each Guarantor.
Section 10.03    Limitation on Liability; Termination, Release and Discharge.
(a)    Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.
(b)     The Company shall not permit any Guarantor to consolidate with or merge with or into any person (other than another Guarantor) and shall not permit the conveyance, transfer or lease of substantially all of the assets of any Guarantor unless:
i.the resulting, surviving or transferee Person shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Guarantor) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Subsidiary Guarantee;
ii.immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Subsidiary as a result of such transaction as having been Incurred by such Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;
iii.the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or
iv.the transaction is made in compliance with Section 5.01 (other than clause (c) of Section 5.01).
Upon the sale or disposition of a Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not such Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Subsidiary, such Guarantor shall be automatically released from all its obligations under this Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee shall terminate; provided, however, that (1) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of a release of the obligations of such Guarantor; and (2) all the obligations of such Guarantor under the Credit Agreement and related documentation and any other obligations of such Guarantor relating to any Indebtedness of the Company or any Guarantor terminate upon consummation of such transaction.
(c)     Each Guarantor shall be deemed released from all its obligations under this Indenture and such Subsidiary Guarantee shall terminate if all the conditions to legal defeasance set forth in Article VIII are satisfied in accordance herewith.
(d)Each Subsidiary Guarantor shall be released from its obligations under this Indenture and its Subsidiary Guarantee if the Company designates such Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Indenture.
Section 10.04    Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under any Subsidiary Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company, or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.04 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee, the Collateral Agent and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.
Section 10.05    No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee, the Collateral Agent or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee, the Collateral Agent or any Holder for the payment of any Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee, the Collateral Agent and the Holders by the Company on account of any Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee, the Collateral Agent and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee or the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee or the Collateral Agent, if required), to be applied against the Guarantor Obligations.
ARTICLE XI
SECURITY
Section 11.01    Security Documents. The payment of the principal of and interest and premium, if any, on the Securities when due, whether at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Securities or by the Guarantors pursuant to the Guarantees, the payment of all other Notes Obligations and the performance of all other obligations of the Company and the Guarantors under this Indenture, the Securities, the Guarantees and the Security Documents are secured as provided in the Security Documents which the Company and the Guarantors have entered into and will be secured by Security Documents hereafter delivered as required or permitted by this Indenture. The Company shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to Uniform Commercial Code financing statements that may be necessary to continue the effectiveness of such Uniform Commercial Code financing statements) and all other actions as are necessary or required by the Security Documents to maintain (at the sole cost and expense of the Company and the Guarantors) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected or maintained under the Security Documents) as a perfected security interest subject only to Liens permitted by Section 4.09. The Company shall deliver an Opinion of Counsel to the Trustee within 30 calendar days following the end of each annual period beginning on April 1, 2020 of each year, to the effect that all actions required to maintain the Lien of the Security Documents with respect to items of Collateral that may be perfected solely by the filing of financing statements under the Uniform Commercial Code have been taken.
Section 11.02    Collateral Agent.
(a)The Collateral Agent shall have all the rights and protections provided in the Security Documents and the applicable Intercreditor Agreement and shall have no responsibility to exercise any discretionary power or right provided in any Security Document except as expressly required pursuant to the Security Documents or the applicable Intercreditor Agreement or to ensure the existence, genuineness, value or protection of any Collateral or to ensure the legality, enforceability, effectiveness or sufficiency of the Security Documents or the creation, perfection, priority, sufficiency or protection of any Lien or any defect or deficiency as to any such matters.
(b)The Trustee is authorized and directed to (i) enter into the First Lien Intercreditor Agreement, (ii) appoint the Collateral Agent as the Collateral Agent and to authorize the Collateral Agent (and the Holders hereby authorize the Collateral Agent) to enter into the First Lien Intercreditor Agreement and the Security Documents for the benefit of the Holders, (iii) bind the Holders on the terms as set forth in the Security Documents and the First Lien Intercreditor Agreement, (iv) perform and observe the Trustee’s obligations and exercise its rights (and the Trustee and the Holders hereby authorize and direct the Collateral Agent to perform and observe its obligations and exercise its rights) under the First Lien Intercreditor Agreement and the Security Documents, and (v) execute and deliver (and the Holders hereby authorize and direct the Collateral Agent to execute and deliver) any other Intercreditor Agreement, in each case to the extent not prohibited by the other provisions of this Indenture or the Securities.
(c)Subject to Section 7.01, neither the Trustee nor the Collateral Agent nor any of their officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien or any defect or deficiency as to any such matters.
(d)Notwithstanding anything to the contrary in this Indenture and the Security Documents (but subject to Sections 4.05 and 4.09), the Company and the Guarantors shall be permitted to enter into an asset backed loan facility (an “ABL Facility” and the Obligations thereunder, the “ABL Obligations”) after the Issue Date. Upon receipt of an instruction letter from the Company, addressed to the Trustee and the Collateral Agent: (1) (i) in the event that the Company enters into the ABL Facility as described in the first sentence of this Section, the Trustee shall (and the Trustee and the Holders hereby authorize and direct the Collateral Agent to, on its own behalf and on behalf of the First Lien Secured Parties under this Indenture), enter into the Senior Lien Intercreditor Agreement and any other documents or agreements reasonably necessary in connection with the ABL Facility and take such action necessary to terminate the First Lien Intercreditor Agreement and (ii) thereafter, in the event such ABL Facility has been terminated and all ABL Facility Obligations have been terminated, the Trustee shall (and the Trustee and the Holders hereby authorize and direct the Collateral Agent to, on its own behalf and on behalf of the First Lien Secured Parties under this Indenture), enter into the

First Lien Intercreditor Agreement; (2) the Trustee shall (and the Trustee and the Holders hereby authorize and direct the Collateral Agent to, on its own behalf and on behalf of the First Lien Secured Parties under this Indenture), enter into, (or to authorize the Collateral Agent to enter into) and is hereby authorized to enter into, the Security Agreement and such other Security Documents or modify such other Security Documents, and to take such other actions as are necessary to create, attach or perfect the Lien and security interest of the Collateral Agent in the Collateral under this Indenture, the Securities or the Security Documents or to give effect to the relative priorities with respect thereto as described in the Senior Lien Intercreditor Agreement and the First Lien Intercreditor Agreement, including, without limitation, any actions necessary to terminate or cancel any agreements with respect to Obligations that have been terminated as described above; and (3) the Trustee is hereby authorized to cause and shall cause the Collateral Agent to perform the foregoing actions.
Section 11.03    Authorization of Actions to Be Taken.
(a)Each Holder of Securities, by its acceptance thereof, consents and agrees to the terms of each Security Document, the First Lien Intercreditor Agreement and the Senior Lien Intercreditor Agreement, as originally in effect and as amended, restated, amended and restated, renewed, modified, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee to authorize the Collateral Agent to enter into the Security Documents to which it is a party, authorizes and empowers the Trustee and the Collateral Agent to enter into the First Lien Intercreditor Agreement, and in accordance with Section 11.02(d), the Senior Lien Intercreditor Agreement, and authorizes and empowers the Trustee and the Collateral Agent to bind the Holders of Securities pursuant to the terms of the First Lien Intercreditor Agreement and the Senior Lien Intercreditor Agreement and to perform their respective obligations and exercise their respective rights and powers thereunder.
(b)The Trustee is authorized and empowered to receive for the benefit of the Holders of Securities any funds collected or distributed under the Security Documents to which the Trustee is entitled pursuant to the terms of the applicable Intercreditor Agreement and to make further distributions of such funds to the Holders of Securities according to the provisions of this Indenture.
(c)Subject to the terms of the applicable Intercreditor Agreement, the Trustee is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Liens of the Security Documents or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents.
Section 11.04    Release of Collateral.
(a)Collateral may be released from the Lien and security interest created by the Security Documents to secure the Notes Obligations at any time or from time to time as required by the terms of the applicable Intercreditor Agreement and this Section 11.04. The applicable assets included in the Collateral shall be automatically released from the Liens securing the Securities and the Notes Obligations under any one or more of the following circumstances:
1.to enable the Company and the Guarantors to consummate the sale, transfer or other disposition of such property or assets to the extent not prohibited under Section 4.10 other than any such sale or disposition to the Company or Guarantor;

2.the release of Excess Proceeds or Collateral Excess Proceeds that remain unexpended after the conclusion of an Asset Sale Offer or a Collateral Note Asset Sale Offer conducted in accordance with Section 4.10;
3.in respect of the property and assets of a Guarantor, upon (A) the designation of such Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.07, Section 4.08 and the definition of “Unrestricted Subsidiary” or (B) the release of such Guarantor from its guarantee under Section 10.03;
4.in respect of the property and assets of a Guarantor, upon the release or discharge of the security interest granted by such Guarantor to secure the obligations under the Credit Agreement or any other Indebtedness or the guarantee of any other Indebtedness which resulted in the obligation to become a Guarantor with respect to the Securities other than in connection with a release or discharge by or as a result of payment in full in respect of the Credit Agreement or such other Indebtedness;
5.as described in the first sentence of this Section 11.04(a) in accordance with the applicable Intercreditor Agreement; and
6.as permitted under Section 9.02.
In addition, the Liens granted pursuant to the Security Documents securing the Notes Obligations shall automatically terminate and/or be released in full all without delivery of any instrument or performance of any act by any party as of the date upon (i) all the Obligations under the Securities and this Indenture (other than contingent or unliquidated obligations or liabilities not then due) have been paid in full in cash or immediately available funds or (ii) exercise of a “legal defeasance option,” “covenant defeasance option” (each as defined in Section 8.01(b)) or a discharge of this Indenture in accordance with Article VIII.
Upon the receipt of an Officer’s Certificate from the Company, as described in Section 11.04(b) below and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the applicable Intercreditor Agreement.
(b)Notwithstanding anything herein to the contrary, in connection with (x) any release of Collateral pursuant to Section 11.04(a)(2), (3), (4) or (6) above, such Collateral may not be released from the Lien and security interest created by the Security Documents and (y) any release of Collateral pursuant to Section 11.04(a)(1) or (5), the Collateral Agent shall not be required to execute, deliver or acknowledge any instruments of termination, satisfaction or release unless, in each case, an Officer’s Certificate and Opinion of Counsel certifying that all conditions precedent, including, without limitation, this Section 11.04, have been met and stating under which of the circumstances set forth in Section 11.04(a) above the Collateral is being released have been delivered to the Collateral Agent on or prior to the date of such release or, in the case of clause (y) above, the date on which the Collateral Agent executes any such instrument. The Trustee shall be entitled to receive and rely on Officer’s Certificates and Opinions of Counsel delivered to the Collateral Agent under this Section 11.04(b).
Section 11.05    Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI upon the Company with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Article XI; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.
Section 11.06    No Fiduciary Duties; Collateral. Except with respect to the Holders, the Trustee shall not be deemed to owe any fiduciary duty to any other First Lien Secured Party and shall not be liable to any such First Lien Secured Party if the Trustee shall in good faith mistakenly pay over or distribute to Holders of Securities or to the Company or to any other person cash, property or securities to which any other First Lien Secured Party shall be entitled by virtue of this Article or otherwise. With respect to any other First Lien Secured Parties (except with respect to the Holders), the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article and the Intercreditor Agreement and no implied covenants or obligations with respect to any other First Lien Secured Parties shall be read into this Indenture against the Trustee.
Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.
Section 11.07    Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XI to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.
Section 11.08    Intercreditor Agreement Controls. In the event of a conflict or inconsistency between (a) the terms and provisions of this Indenture, the Securities or the Security Documents (on the one hand) and (b) the terms and provisions of the Senior Lien Intercreditor Agreement or the First Lien Intercreditor Agreement (on the other hand), the terms and provisions of the Senior Lien Intercreditor Agreement or the First Lien Intercreditor Agreement, as applicable, shall govern.

ARTICLE XII
MISCELLANEOUS
Section 12.01    Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with another provision that is required to be included in this Indenture by the TIA, the required provision shall control.
Section 12.02    Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:
if to the Company:
National CineMedia, LLC
6300 S. Syracuse Way, Suite 300
Centennial, Colorado 80111
Attention of: Senior Vice President and General Counsel
Facsimile: 303-792-8649
with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
1601 Wewatta St., Suite 900
Denver, Colorado 80202
Attention of: David R. Crandall, Esq.
Facsimile: 303-899-7333
if to the Trustee:
Wells Fargo Bank, National Association
333 S. Grand Avenue, 5th Floor, Suite 5A
Los Angeles, CA 90071
Attention: Corporate Trust Services, National CineMedia, LLC Administrator
Telephone: (213) 253-7507
Facsimile: (213) 253-7598

with copies (which shall not constitute notice) to:
Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017
Attention: Irving C. Apar
Telephone: (212) 908-3956
Fax: (212) 344-6101

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.
Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
Section 12.03    Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Securities. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).
Section 12.04    Certificate and Opinion as to Conditions. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:
(a)an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(b)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
Section 12.05    Statements Required in Certificate or Opinions. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:
(c)a statement that the individual making such certificate or opinion has read such covenant or condition;
(d)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(e)a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(f)a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by, the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.
Section 12.06    When Securities Disregarded. In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company or any Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities that a Trust Officer knows are so owned shall be so disregarded. Also, subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.
Section 12.07    Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent or co-registrar may make reasonable rules for their functions.
Section 12.08    Legal Holidays. A “Legal Holiday” is a day that is not a Business Day. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
Section 12.09    Governing Law and Waiver of Jury Trial. THIS INDENTURE, THE SECURITIES AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE SOUTHERN DISTRICT, LOCATED IN THE STATE, COUNTY AND CITY OF NEW YORK, AND BOROUGH OF MANHATTAN, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE GUARANTEES. THE COMPANY, THE TRUSTEE AND THE HOLDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.10    No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company and any Guarantors shall not have any liability for any obligations of the Company or any Guarantors under the Securities, the Guarantees or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Securities.
Section 12.11    Successors. All agreements of the Company any each Guarantor in this Indenture and the Securities and the Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.
Section 12.12    Separability Clause. In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 12.13    Reliance on Financial Data. In computing any amounts under this Indenture: (a) to the extent relevant, the Company shall use audited financial statements of the Company, its Subsidiaries, any Person that would become a Subsidiary in connection with the transaction that requires the computation and any Person from which the Company or a Subsidiary has acquired an operating business, or is acquiring an operating business in connection with the transaction that requires the computation (each such Person whose financial statements are relevant in computing any particular amount, a “Relevant Person”) for the period or portions of the period to which the computation relates for which audited financial statements are available on the date of computation and unaudited financial statements and other current financial data based on the books and records of the Relevant Person or Relevant Persons, as the case may be, to the extent audited financial statements for the period or any portion of the period to which the computation relates are not available on the date of computation; and (b) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of any Relevant Person that are available on the date of the computation.
Section 12.14    Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 12.15    Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
Section 12.16    USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.
Section 12.17    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.
[signature pages follow]

SIGNATURES
IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.
ISSUER
NATIONAL CINEMEDIA, LLC
By: NATIONAL CINEMEDIA, INC., its Manager
By:     /s/ Katherine L. Scherping
Name:    Katherine L. Scherping
Title:    Chief Financial Officer

TRUSTEE
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:     /s/ Maddy Hughes
Name:    Maddy Hughes
Title:    Vice President

EXHIBIT A
PROVISIONS RELATING TO INITIAL
SECURITIES
I.    DEFINITIONS
For the purposes of this Exhibit A the following terms shall have the meanings indicated below:
“Additional Securities” means any 5.875% Senior Secured Notes due 2028, to be originally issued from time to time following the Issue Date, in one or more series as provided for in this Indenture.
“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Security or beneficial interest therein, the rules and procedures of the Depository for such Global Security, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.
“Clearstream” means Clearstream Luxembourg, a societe anonyme.
“Definitive Security” means a certificated Initial Security or an Exchange Security bearing, if required, the restricted securities legend set forth in Section 2.3(e)(i).
“Depository” means The Depository Trust Company, its nominees and their respective successors.
“Distribution Compliance Period,” with respect to any Securities, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Securities are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee and (ii) the Issue Date, and with respect to any Additional Securities that are Transfer Restricted Securities, it means the comparable 40 consecutive days.
“Euroclear” means Euroclear Clearance System Plc.
“Global Securities Legend” means the legend appearing under such title on Appendix I to this Exhibit A.
“Initial Purchasers” means Goldman Sachs & Co. LLC, BofA Securities, Inc., RBC Capital Markets, LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., Barrington Research Associates, Inc., and B Riley FBR, Inc.
“Initial Securities” means the 5.875% Senior Secured Notes due 2028 in the aggregate principal amount of $400,000,000 issued on October 8, 2019.
“Purchase Agreement” means the Purchase Agreement, dated October 2, 2019, between the Company and Goldman Sachs & Co. LLC., as Representative of the several Initial Purchasers, relating to the Initial Securities, or any similar agreement relating to any future sale of Additional Securities by the Company.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Regulation S” means Regulation S under the Securities Act.
“Regulation S Securities” means all Initial Securities and any Additional Securities offered and sold in offshore transactions in reliance on Regulation S.
“Restricted Securities Legend” means any of the restricted securities legends set forth in Section 2.3(e)(i) herein.
“Rule 144A” means Rule 144A under the Securities Act.
“Rule 144A Securities” means all Initial Securities and any Additional Securities offered and sold to QIBs in reliance on Rule 144A.
“Securities” means the Initial Securities and the Additional Securities, treated as a single class.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Custodian” means the custodian with respect to a Global Security (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.
“Transfer Restricted Securities” means Definitive Securities and any other Securities that bear or are required to bear the legend set forth in Section 2.3(e)(i).

1.	Other Definitions.

Term	Defined in Section
“Agent Members”	2.1(b)
“Global Security”	2.1(b)
“Regulation S Global Security”	2.1(b)
“Rule 144A Global Security”	2.1(b)
II.THE SECURITIES
1.1    Form and Dating. (a) General. The Initial Securities and any Additional Securities will be offered and sold by the Company, from time to time, pursuant to one or more Purchase Agreements. Unless registered or exempt from registration under the Securities Act, the Initial Securities and any Additional Securities will be resold, initially only to QIBs in reliance on Rule 144A and to non-U.S. persons in reliance on Regulation S. Initial Securities and Additional Securities so issued may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfers set forth herein.
(b)    Global Securities. Rule 144A Securities shall be issued initially in the form of one or more permanent global Securities in definitive, fully registered form (collectively, the “Rule 144A Global Security”) and Regulation S Securities shall be issued initially in the form of one or more global Regulation S global Securities (collectively, the “Regulation S Global Security”), in each case without interest coupons and bearing the Global Securities Legend and Restricted Securities Legend, which shall be deposited on behalf of the purchasers of the Securities represented thereby with the Securities Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. The Rule 144A Global Security and the Regulation S Global Security are each referred to herein as a “Global Security” and are collectively referred to herein as “Global Securities”. The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee and on the schedules thereto as hereinafter provided.
(c)    Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Security deposited with or on behalf of the Depository.
The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and pursuant to an order of the Company, authenticate and deliver initially one or more Global Securities that (a) shall be registered in the name of the Depository for such Global Security or Global Securities or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Securities Custodian.
Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this indenture with respect to any Global Security held on their behalf by the Depository or by the Trustee as Securities Custodian or under such Global Security, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Security.
(d)    Definitive Securities. Except as provided in Section 2.3, owners of beneficial interests in Global Securities shall not be entitled to receive physical delivery of certificated Securities.
2.2    Authentication. The Trustee shall authenticate and deliver: (a) Initial Securities for original issue in an aggregate principal amount of $400,000,000; and (b) any Additional Securities, if and when issued pursuant to the Indenture, in each case upon a written order of the Company signed by an Officer of the Company or of Holdings in its capacity as the manager of the Company. Such order shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated and whether the Securities are to be Initial Securities or Additional Securities.
2.3    Transfer and Exchange. (a) Transfer and Exchange of Definitive Securities. When Definitive Securities are presented to the Registrar or a co-registrar with a request:
(i)    to register the transfer of such Definitive Securities; or
(ii)    to exchange such Definitive Securities for an equal principal amount of Definitive Securities of other authorized denominations,

the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Securities surrendered for transfer or exchange:
(1)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar or co-registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and
(2)    are being transferred or exchange pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:
(A)    if such Definitive Securities are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or
(B)    if such Definitive Securities are being transferred to the Company, a certification to that effect; or
(C)    if such Definitive Securities are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or pursuant to or in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904, (i) a certification to that effect and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).
(b)    Restrictions on Transfer of a Definitive Security for a Beneficial Interest in a Global Security. A Definitive Security may not be exchanged for a beneficial interest in a Global Security except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Security, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with;
(i)    certification (in the form set forth on the reverse side of the Initial Security) that such Definitive Security is being transferred (1) to a QIB in accordance with Rule 144A or (2) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act, which certification shall be accompanied by a signed letter substantially in the form of Exhibit B; and
(ii)    written instructions directing the Trustee to make, or to direct the Securities Custodian to make, an adjustment on its books and records with respect to such Global Security to reflect an increase in the aggregate principal amount of the Securities represented by the Global Security, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Security and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Securities Custodian, the aggregate principal amount of Securities represented by the Global Security to be increased by the aggregate principal amount of the Definitive Security to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Security equal to the principal amount of the Definitive Security so canceled. If no Global Securities are then outstanding and the Global Security has not been previously exchanged for certificated securities pursuant to Section 2.4, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officer’s Certificate, a new Global Security in the appropriate principal amount.
(c)    Transfer and Exchange of Global Securities.
(i)    The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Security shall deliver a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Security and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Security and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Security being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Security to a transferee who takes delivery of such interest through the Regulation S Global Security, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse of the Initial Securities from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act or pursuant to and in compliance with the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and that, if such transfer is being made prior to the expiration of the Distribution Compliance Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.
(ii)    If the proposed transfer is a transfer of a beneficial interest in one Global Security to a beneficial interest in another Global Security, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Security to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of Global Security from which such interest is being transferred.
(iii)    Notwithstanding any other provisions of this Exhibit A (other than the provisions set forth in Section 2.4), a Global Security may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
(d)    Restrictions on Transfer of Regulation S Global Security. (i) Prior to the expiration of the Distribution Compliance Period, interests in the Regulation S Global Security may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Security may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (2) in an offshore transaction in accordance with Regulation S, (3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act, or (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Security to a transferee who takes delivery of such interest through the Rule 144A Global Security shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Security to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.
(ii)    Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Security shall be transferable in accordance with applicable law and the other terms of this Indenture.
(e)    Legend.
(i)    Except as permitted by the following paragraphs (ii), (iii), (iv) and (v), each certificate evidencing the Global Securities and the Definitive Securities and the Regulation S Global Security (prior to the expiration of the Distribution Compliance Period) (and all Securities issued in exchange therefor or in substitution thereof), shall bear a legend in substantially the following form:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS

LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]
If the Securities are issued with OID, they will bear the following additional legend:
THIS SECURITY HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS SECURITY THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE SECURITY, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE SECURITY AND (3) THE YIELD TO MATURITY OF THE SECURITY. HOLDERS SHOULD CONTACT THE VICE PRESIDENT OF FINANCE OF THE ISSUER AT 9110 E. NICHOLS AVE., SUITE 200, CENTENNIAL, COLORADO 80112-3405.
Each Definitive Security will also bear the following additional legend:
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
(ii)    Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Global Security) pursuant to Rule 144 under the Securities Act or pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904:
(A)    in the case of any Transfer Restricted Security that is a Definitive Security, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Security for a Definitive Security that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Security; and
(B)    In the case of any Transfer Restricted Security that is represented by a Global Security, the Registrar shall permit the beneficial owner thereof to exchange such Transfer Restricted Security for a beneficial interest in a Global Security that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, in either case, if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 or in reliance on an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 (such certification to be in the form set forth on the reverse of the Initial Security).
(iii)    Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Initial Security or Additional Security acquired pursuant to Regulation S, all requirements that such Initial Security or Additional Security bear any Restricted Securities Legend shall cease to apply and the requirements requiring any such Initial Security or Additional Security be issued in global form shall continue to apply.

(f)    Cancellation or Adjustment of Global Security. At such time as all beneficial interests in a Global Security have either been exchanged for certificated or Definitive Securities, redeemed, repurchased or canceled, such Global Security shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for certificated or Definitive Securities, redeemed, repurchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Securities Custodian, to reflect such reduction.
(g)    Obligations with Respect to Transfers and Exchanges of Securities.
(i)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate certificated Securities, Definitive Securities and Global Securities at the Registrar’s or co-registrar’s request.
(ii)    No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or registration of transfer pursuant to Sections 3.06, 4.10, 4.12 and 9.05 of this Indenture).
(iii)    The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Security for a period beginning 15 days before the mailing of a notice of redemption or an offer to repurchase Securities or 15 days before an interest payment date.
(iv)    Prior to the due presentation for registration of transfer of any Security, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.
(v)    All Securities issued upon any registration of transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such registration of transfer or exchange.
(h)    No Obligation of the Trustee.
(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders under the Securities shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Depository participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
2.4    Certificated Securities.
(a)    Any Global Security deposited with the Depository or with the Trustee as Securities Custodian pursuant to Section 2.1(b) shall be transferred to the beneficial owners thereof in the form of certificated Securities in an aggregate principal amount equal to the principal amount of such Global Security, in exchange for such Global Security, only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a Depository for such Global Security or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days of such notice, or (ii) a Default or an Event of Default has occurred and is continuing under the Indenture or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Securities under this Indenture.
(b)    Any Global Security that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee at its office set forth in Section 2.04 of the Indenture, to be so transferred, in whole or from time to time in part, without charge (although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith), and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Security, an equal aggregate principal amount of certificated Securities of authorized denominations. Certificated Securities issued in exchange for any portion of a Global Security transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof and registered in such names as the Depository shall direct. Any certificated Initial Security or Additional Security delivered in exchange for an interest in the Global Security shall, except as otherwise provided by Section 2.3(c), bear the Restricted Securities Legend. In connection with any proposed exchange of global notes for notes in definitive registered form, the Company or DTC shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on any such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
(c)    The registered Holder of a Global Security may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Securities.
(d)    In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Company shall promptly make available to the Trustee a reasonable supply of certificated Securities in definitive, fully registered form without interest coupons.APPENDIX I

TO EXHIBIT A
[FORM OF FACE OF INITIAL SECURITY]
NATIONAL CINEMEDIA, LLC
5.875% Senior Secured Notes due 2028
[No.]
CUSIP No.
ISIN
$[    ]
NATIONAL CINEMEDIA, LLC, a Delaware limited liability company, promises to pay to Cede & Co., or registered assigns, the principal sum of [FILL IN DOLLAR AMOUNT IN WORDS] Dollars ($[FILL IN DOLLAR AMOUNT]) on April 15, 2028.
Interest Payment Dates: April 15 and October 15, commencing April 15, 2020
Record Dates: April 1 and October 1.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the    day of        , 2019.
NATIONAL CINEMEDIA, LLC
By: NATIONAL CINEMEDIA, INC., its Manager
By:
Name:
Title:

Wells Fargo Bank, National Association, as Trustee, certifies that this is one of the Securities referred to in the Indenture.
By:
Authorized Signatory
Dated:
Additional provisions of this Security are set forth on the other side of this Security.

[FORM OF REVERSE SIDE OF INITIAL SECURITY]
NATIONAL CINEMEDIA, LLC
5.875% Senior Secured Notes due 2028
[Global Securities Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.
[Restricted Securities Legend]
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM

NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]
[OID Legend]
THIS SECURITY HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS SECURITY THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE SECURITY, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE SECURITY AND (3) THE YIELD TO MATURITY OF THE SECURITY. HOLDERS SHOULD CONTACT THE SENIOR VICE PRESIDENT AND GENERAL COUNSEL OF THE ISSUER AT 6300 S. SYRACUSE WAY, SUITE 300, CENTENNIAL, COLORADO 80111.
[Definitive Securities Legend]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
1.    Interest
National CineMedia, LLC, a Delaware limited liability company (the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company shall pay interest semi-annually, in arrears, on April 15 and October 15 of each year, commencing April 15, 2020, in immediately available funds. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Securities plus 1% per annum, and it shall pay interest on overdue installments of interest at the rate borne by the Securities to the extent lawful.
2.    Method of Payment
The Company shall pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the April 1 or October 1 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company shall make all payments in respect of a certificated Security (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3.    Paying Agent and Registrar
Initially, Wells Fargo Bank, National Association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestic Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.
4.    Indenture
The Company issued the Securities under an Indenture dated as of October 8, 2019 (the “Indenture”), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.
The Securities are senior secured obligations of the Company and can be issued in an initial amount of up to $400,000,000 and additional amounts as part of the same series or new series under the Indenture which are unlimited (subject to Sections 2.01 and 2.10 of the Indenture). The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional indebtedness, pay dividends or make distributions in respect of their capital stock, purchase or redeem capital stock, enter into transactions with stockholders or certain affiliates, create liens or consolidate, merge or sell all or substantially all of the Company’s assets, other than in certain transactions between the Company and one or more of its Wholly Owned Subsidiaries. These limitations are subject to significant exceptions.
5.    Optional Redemption
(a)    The Securities will not be redeemable at the option of the Company, except as set forth below.
(b)    At any time prior to April 15, 2023, the Company may redeem all or any portion of the Securities, at once or over time, after giving the required notice described under Section 7 below, at a redemption price equal to 100% of the principal amount of Securities redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(c)    On or after April 15, 2023, the Company may redeem all or any portion of the Securities, at once or over time, after giving the required notice described under Section 7 below, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Securities redeemed during the 12-month period commencing on April 15 of the years set forth below, and are expressed as percentages of principal amount:

Period	Redemption Price
2023	102.938%
2024	101.958%
2025	100.979%
2026 and thereafter	100.000%
(d)At any time prior to April 15, 2023, the Company may on any one or more occasions redeem up to 35.0% of the original aggregate principal amount of the Securities with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 105.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that
(1)    at least 65% of the original aggregate principal amount of the Securities remains outstanding after each such redemption; and
(2)    the redemption occurs within 90 days after the closing of such Equity Offering.
6.    Mandatory Redemption
The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Securities.
7.    Notice of Redemption
Notice of redemption will be mailed by first class mail (or electronic transmission in the case of Securities held in book entry form) at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at its registered address. Notices of redemption may, at the Company’s discretion, be subject to one or more conditions precedent. If a redemption is subject to satisfaction of one or more conditions precedent, the notice of redemption shall describe each such condition and, if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date stated in such notice, or by the redemption date so delayed. The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each holder of the Securities in the same manner in which the notice of redemption was given. Securities in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

8.    Repurchase of Securities at the Option of Holders
(a)    Upon a Change of Control, the Company shall be required to make an offer, subject to certain conditions specified in the Indenture, to repurchase all the Securities of each Holder at a purchase price equal to 101% of the principal amount of Securities to be repurchased plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.
(b)    If the Company or a Subsidiary consummates any Asset Sales with respect to any Collateral, within 30 days following the date on which the aggregate amount of Collateral Excess Proceeds exceeds $25.0 million, the Company shall be required to make an offer, subject to certain conditions specified in the Indenture, to all holders of Securities, and, if required by the terms thereof, an offer to all holders of any other Pari Passu Secured Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase, on a pro rata basis (with Excess Collateral Proceeds prorated between the Holders of Securities and such holders of such Pari Passu Secured Indebtedness based upon the respective outstanding aggregate principal amounts (or accreted value, as applicable), the maximum principal amount of the Securities and the maximum principal amount (or accreted value, as applicable) of such Pari Passu Secured Indebtedness that may be purchased out of the respective pro rata amounts of Collateral Excess Proceeds). Holders that are the subject of an offer to purchase will receive a Collateral Note Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Securities purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Securities.
(c)    If the Company or a Subsidiary consummates any Asset Sales, within 30 days following the date on which the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall be required to make an offer, subject to certain conditions specified in the Indenture, to all holders of Securities, and, if required by the terms thereof, an offer to all holders of any other Pari Passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase, on a pro rata basis (with Excess Proceeds prorated between the Holders of Securities and such holders of such Pari Passu Indebtedness based upon the respective outstanding aggregate principal amounts (or accreted value, as applicable), the maximum principal amount of the Securities and the maximum principal amount (or accreted value, as applicable) of such Pari Passu Indebtedness that may be purchased out of the respective pro rata amounts of Excess Proceeds. Holders that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Securities purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Securities.
9.    Denominations; Transfer; Exchange
The Securities are in registered form without coupons in denominations of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Securities in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or to transfer or exchange any Securities for a period of 15 days prior to a selection of Securities to be redeemed or 15 days before an interest payment date.
10.    Persons Deemed Owners
The registered Holder of this Security may be treated as the owner of it for all purposes.
11.    Unclaimed Money
If money for the payment of principal, premium or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
12.    Discharge and Defeasance
Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some of or all its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or Government Securities for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.
13.    Amendment, Waiver
Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder of Securities, the Company and the Trustee may amend the Indenture or the Securities: (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with Article V of the Indenture; (iii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (iv) to add additional Guarantees with respect to the Securities; (v) to secure the Securities by additional assets; (vi) to add additional covenants of the Company or to surrender rights and powers conferred on the Company; (vii) to make any change that does not adversely affect the rights of any Holder; or (viii) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.
14.    Defaults and Remedies
If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding, subject to certain limitations, may declare all the Securities to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Securities being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.
Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in aggregate principal amount of the Securities then outstanding, by written notice to the Company and the Trustee, may rescind any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of the acceleration.
15.    Collateral and Intercreditor Agreement
These Securities and any Guarantee by a Guarantor are secured by a security interest in the Collateral pursuant to certain Security Documents. The Liens securing the Securities and the Guarantees are subject to the terms of the Intercreditor Agreement.
16.    Trustee Dealings with the Company
The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
17.    No Recourse Against Others
A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
18.    Authentication
This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.
19.    Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
20.    Governing Law
THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
21.    ISINs and CUSIP Numbers
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused ISINs and/or CUSIP numbers to be printed on the Securities and has directed the Trustee to use ISINs and/or CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

A Holder of Securities may upon written request and without charge to the Holder receive a copy of the Indenture which has in it the text of this Security. Requests may be made to:
National CineMedia, LLC
6300 S. Syracuse Way, Suite 300
Centennial, Colorado 80111
Attention: Senior Vice President and General Counsel
(303) 792-3600

ASSIGNMENT FORM
To assign this Security, fill in the form below: I or we assign and transfer this Security to
(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint ________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.
Date:
Your Signature:
Sign exactly as your name appears on the other side of this Security.
In connection with any transfer of any of the Securities evidenced by this certificate occurring while the Securities are Transfer Restricted Securities after the later of the date of original issuance of such Securities and the last date, if any, on which such Securities were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Securities are being transferred in accordance with its terms:
CHECK ONE BOX BELOW
☐    (1) to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or
☐    (2) outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933; or
☐    (3) pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933; or
☐    (4) (i) pursuant to and in compliance with an exemption from the registration requirements of the Securities Act of 1933 other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State in the United States and (ii) the restrictions on transfer contained in the Indenture and the Restricted Securities Legend are not required in order to maintain compliance with the Securities Act.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if boxes (3) or (4) are checked, the Trustee may require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.
Date:         Your Signature:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
The initial principal amount of this Global Security is $[INSERT DOLLAR AMOUNT].
The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Security purchased by the Company pursuant to
Section 4.10 (Asset Sale) or 4.12 (Change of Control) of the Indenture, check the appropriate box below:
☐    Section 4.10
☐    Section 4.12
If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.10 or Section 4.12 of the Indenture, state the amount you elect to have purchased: $
Date:         Your Signature:

(Sign exactly as your name appears on the other side of the Security)
Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.
TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

EXHIBIT B
Form of Certificate To Be Delivered
in Connection with Transfers
Pursuant to Regulation S

EXHIBIT C
FORM OF SUPPLEMENTAL INDENTURE TO ADD GUARANTORS

EXHIBIT D
Form of Security Agreement

EXHIBIT E
Form of Senior Lien Intercreditor Agreement